EXHIBIT 10.6

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 17, 2011

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as the Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Collateral Agents

and

THE NEIMAN MARCUS GROUP, INC.

and the other Borrowers referred to herein,

as Borrowers,

and

NEIMAN MARCUS, INC.

and

The subsidiaries of The Neiman Marcus Group, Inc. from time to time party hereto

MERRILL, LYNCH, PIERCE, FENNER &SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC

as Joint Lead Arrangers

MERRILL, LYNCH, PIERCE, FENNER &SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC

J.P. MORGAN SECURITIES LLC

as Joint Bookrunners

WELLS FARGO CAPITAL FINANCE, LLC

JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents

REGIONS BANK

U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents

i

SCHEDULES:

Commitment Schedule
Schedule 1.01(a)	—	Existing Letters of Credit
Schedule 1.01(b)	—	Immaterial Subsidiaries
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 3.05(a)	—	Properties
Schedule 3.05(g)	—	Intellectual Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.15	—	Capitalization and Subsidiaries

Schedule 3.17	—	Labor Disputes
Schedule 4.01(b)	—	Local Counsel
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05	—	Specified Asset Sales
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions
Schedule 9.01	—	Borrower Agent’s Website for Electronic Delivery

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Joinder Agreement
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Revolving Promissory Note
Exhibit H	—	Form of Incremental Term Promissory Note

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 17, 2011 (this “Agreement”), is made by and among THE NEIMAN MARCUS GROUP, INC., a Delaware corporation (the “Company”), NEIMAN MARCUS, INC., a Delaware corporation (“Holdings”), each subsidiary of the Company from time to time party hereto, the Lenders (as defined in Article I), BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Agent”), and BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-collateral agents (the “Co-Collateral Agents”).

W I T N E S S E T H

WHEREAS, the Company, the other Loan Parties, certain of the Revolving Lenders party thereto, Bank of America, N.A., as administrative agent and Bank of America, N.A. and Wells Fargo Retail Finance, LLC, as co-collateral agents, and the other parties thereto are parties to that certain Amended and Restated Credit Agreement dated as of July 15, 2009 (as amended prior to the date hereto, the “Existing Credit Agreement”);

WHEREAS, the Company has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the Existing Credit Agreement be amended and restated as provided herein and that, from and after the Second Amended Effective Date, (a) the Revolving Lenders extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $700,000,000 or the aggregate amount of Revolving Commitments in effect from time to time, (b) the Swingline Lender extend credit at any time and from time to time during the Availability Period in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $45,000,000, and (c) the Issuing Banks issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $150,000,000, to support payment obligations incurred in the ordinary course of business by the Company and its subsidiaries; and

WHEREAS, the Revolving Lenders have indicated their willingness to so amend and restate the Existing Credit Agreement, and to extend such credit, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2028 Debentures” means the 7.125% Senior Debentures due 2028 of the Company outstanding on the Second Amended Effective Date.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Additional Revolving Commitment Lender” has the meaning set forth in Section 2.23(b).

“Adjusted LIBOR Rate” means, for any Interest Period, the LIBOR Rate for such Interest Period or, if the Board imposes a Reserve Percentage with respect to eurodollar deposits in dollars in the London interbank market, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) 1 minus the Reserve Percentage.

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Aggregate Incremental Capacity” has the meaning set forth in Section 2.23(a).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the LIBOR Rate for an Interest Period of one month commencing on such date plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances, a percentage based upon its share of the unused Revolving Commitments.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or LIBOR Rate Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Rate Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date, provided that until the first Adjustment Date occurring on or after the date that is three months after the Second Amended Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess Availability	ABR Spread	LIBOR Rate Spread

Category 1
Average Historical Excess Availability less than or equal to $200,000,000	1.25%	2.25%

Category 2
Average Historical Excess Availability greater than $200,000,000, but less than or equal to $300,000,000	1.00%	2.00%

Category 3
Average Historical Excess Availability greater than $300,000,000	0.75%	1.75%

The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that (i) if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been waived, and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

“Applicable Total Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the sum of (a) if such Lender is a Revolving Lender, the amount of such Lender’s Revolving Commitment (or, if the Revolving Commitments have terminated or expired, such Lender’s Applicable Percentage of the aggregate Revolving Exposures at that time) plus (b) if such Lender is an Incremental Term Loan Lender, the principal amount of the Incremental Term Loan then owing to such Lender, and the denominator of which is the sum of the Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the aggregate Revolving Exposures at that time) plus the aggregate principal amount of the Incremental Term Loans then outstanding.

“Appointed Agent” has the meaning assigned to such term in Article VIII.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Available Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all Revolving Lenders then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Availability Period” means the period from and including the Second Amended Effective Date to but excluding the Maturity Date.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Co-Collateral Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to the Co-Collateral Agents’ or the Agent’s ability to realize upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base, (b) to reflect claims and liabilities that such Co-Collateral Agent determines will need to be satisfied in connection with the realization upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date (with the Borrowing Base for any such day used to determine “Excess Availability” calculated by reference to the most recent Borrowing Base Certificate delivered to the Agent on or prior to such day pursuant to Section 5.01(h)).

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Exposure (excluding any Revolving Exposure resulting from any outstanding Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Second Amended Effective Date to such Adjustment Date), divided by the aggregate Revolving Commitments at such time.

“BANA” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“BANA Account” has the meaning assigned to such term in Section 2.21(d).

“Banking Services” means each and any of the following bank services provided to any Loan Party at the written request of such Loan Party by the Agent, any Revolving Lender or any of their Affiliates:  (a) commercial credit, purchase or debit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which any Co-Collateral Agent from time to time after the occurrence and during the continuance of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated liabilities and obligations of the Loan Parties in respect of Banking Services then provided or outstanding.

“Bankruptcy Law” means Title 11 of the United States Code, or any similar foreign, federal or state law for the relief of debtors as now or hereinafter in effect.

“Bankruptcy Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any proceeding of the type specified in Section 7.01(g), in each case, with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(c).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means any of the Company, each Domestic Subsidiary party hereto as of the date hereof as a Borrower and each other Domestic Subsidiary of the Company that becomes a Borrower pursuant to Section 5.11(a).

“Borrower Agent” has the meaning set forth in Section 2.24.

“Borrower Percentage” has the meaning assigned to such term in Section 2.25(f).

“Borrower’s Maximum Liability” has the meaning assigned to such term in Section 2.25(e).

“Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Rate Revolving Loans, as to which a single Interest Period is in effect, (b) Swingline Loan, (c) Protective Advance or (d) Incremental Term Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Rate Incremental Term Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, (a) 90% of Net Orderly Liquidation Value of Eligible Inventory (net of Inventory Reserves not already reflected in the determination of Net Orderly Liquidation Value), plus (b) 85% of the aggregate outstanding Eligible Accounts, minus (c) without duplication, the then amount of all Availability Reserves and other Reserves as any Co-Collateral Agent may at any time and from time to time in the exercise of its Permitted Discretion establish.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h) (including, for purposes of Section 2.11, any Non-Ordinary Course Borrowing Base Certificate delivered pursuant to such Section).

“Borrowing Base Assets” means any Loan Party’s Inventory, Credit Card Processor Accounts and other assets directly related thereto, including documents, instruments, general intangibles, deposit accounts and the proceeds of all of the same.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower Agent for a Revolving Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Agent, or a request for a Borrowing consisting of Incremental Term Loans in such form as may be approved by the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, (a) any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, less (b) any expenditure which is contractually required to be, and is, reimbursed to the Loan Parties in cash by a third party (including landlords and developers) during such period of calculation.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than fifty percent (50%) of the amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Second Amended Effective Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owed by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings (or the Company after a Qualified Public Offering of the Company) or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of Holdings (or the Company after a Qualified Public Offering of the Company) shall be occupied by persons who were (x) members of the board of directors of Holdings on the Second Amended Effective Date or nominated by the board of directors of Holdings (or of the Company after a Qualified Public Offering of the Company) or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Company shall occur under and as defined in the Existing Notes, the Senior Secured Term Loan Facility, the 2028 Debentures or any other Subordinated Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness, or (d) at any time prior to a

Qualified Public Offering of the Company, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Company.

“Change in Law” means (a) the adoption of any law, rule or Regulation after the date of this Agreement, (b) any change in any law, rule or Regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or Regulation that was in effect on the date of this Agreement). Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines and directives promulgated thereunder, shall be deemed to have been adopted after the date hereof, regardless of the date enacted, adopted or issued.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

“Class”, (a) when used with respect to commitments, refers to whether such commitment is a Revolving Commitment, an Extended Revolving Commitment of a given Extension Series or a New Revolving Commitment, and (b) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Loans under Extended Revolving Commitments of a given Extension Series or Loans under New Revolving Commitments, Swingline Loans, Incremental Term Loans or Protective Advances.

“Co-Collateral Agents” has the meaning assigned to such term in the preamble of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors” means Credit Suisse and Leonard Green & Partners, L.P. and their respective Affiliates.

“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided, however, that Collateral shall not at any time include any Margin Stock.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Blocked Account Agreements, and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collateral Proceeds” means any proceeds, dividends, distributions or other payments (whether in cash, securities or other property) in respect of, or in substitution or exchange for, any Collateral or any Liens or claims on, based on or otherwise arising from or with respect to any Collateral (including claims in any Bankruptcy Proceeding), or from any sale or other disposition of any Collateral or any liquidation, foreclosure or similar transaction with respect to any Collateral.

“Commitment” means a Revolving Commitment or an Incremental Term Loan Commitment.

“Commitment Fee Rate” means, for any day, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Rate
Less than 40%	0.50%
Equal to or greater than 40%	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been waived.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Confirmation Agreement” means that certain Confirmation, Ratification and Amendment of Ancillary Loan Documents dated as of the Second Amendment Effective Date by and among the Loan Parties, the Agent and the Co-Collateral Agents.

“Consignment Inventory” has the meaning assigned to such term in the Security Agreement.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the Company and its Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are reasonably satisfactory to the Agent (it being acknowledged by the Agent that such adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” in the indentures governing the Existing Notes shall be satisfactory to it).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding any undrawn letters of credit issued in the ordinary course of business) and (b) the aggregate amount of all outstanding Disqualified Equity Interests of the Company and all Disqualified Equity Interests and preferred stock of the Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Equity Interests and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.  For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Equity Interests or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Company’s audited financial statements (pursuant to which the retail method of accounting is utilized for substantially all merchandise Inventories).

“Credit Card Notification” has the meaning assigned to such term in Section 2.21(c).

“Credit Card Processor” means any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express

Travel Related Services Company, Inc., Novus Services, Inc., or HSBC under the HSBC Arrangements or any Permitted Replacement Credit Card Program, and any servicing or processing agent or any factor or financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards.

“Credit Card Processor Accounts” means Accounts owing to a Borrower from a Credit Card Processor (including, without limitation, HSBC under the HSBC Arrangements or any Permitted Replacement Credit Card Program).

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of any Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of any Borrower, net of any dormancy reserves maintained by the Company on its books and records in the ordinary course of business consistent with past practices and (c) liabilities associated with the Company’s InCircle customer rewards program.

“Customer Credit Liabilities Reserve” means, as of any date, an amount equal to 50% of the Customer Credit Liabilities as reflected in the books and records of the Company or any other Borrower or such greater percentage thereof as may be required by any Co-Collateral Agent as a result of any change in the practices, policies or procedures of any Borrower with respect to Customer Credit Liabilities at any time after the date hereof.

“Customer Deposits” means, at any time, the aggregate balance at such time of outstanding customer deposits of the Borrowers, net of any dormancy reserves maintained by the Company on its books and records in the ordinary course of business consistent with past practices.

“Customer Deposits Reserve” means, as of any date, an amount equal to 100% of the Customer Deposits as reflected in the books and records of any Borrower.

“DDA Notification” has the meaning assigned to such term in Section 2.21(c).

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties; provided that references herein to DDAs shall be deemed not to refer to any Specified Segregated Account.  All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit, Swingline Loan or Protective Advance required to be made or funded by it hereunder (unless such default has been cured in a manner reasonably satisfactory to the Agent and the Borrower Agent), (b) notified the Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or becomes the subject of a Bankruptcy Proceeding, provided, however that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or the Person controlling such Lender by a Governmental Authority.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its subsidiaries shall be a Derivative Transaction.

“Designated Disbursement Account” has the meaning assigned to such term in Section 2.21(e).

“Discharge of Revolving Facility Obligations” means (a) the payment in full in cash of the principal and interest (including any interest that would accrue and become due but for the commencement of a Bankruptcy Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case) of all Revolving Facility Obligations, (b) the payment in full in cash of all other Revolving Facility Obligations that are due and payable (including (i) any amounts due or payable under or in respect of any Secured Swap Obligations as a result of the termination of any associated Swap Agreement or otherwise as a result of the termination of the Revolving Commitments and/or payment in full of any other Revolving Facility Obligations, and (ii) any amounts that would accrue and become due but for the commencement of a Bankruptcy Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time), or, in the case of indemnification obligations for which such a claim or demand for payment has been made, the payment of cash collateral (pursuant to an agreement in form and substance reasonably satisfactory to such indemnitee), or at the relevant indemnitee’s option, the delivery to such indemnitee of a letter of credit payable to such indemnitee issued by a bank reasonably acceptable to such indemnitee and in form and substance reasonably satisfactory to such indemnitee, in either case in such amount as such indemnitee may reasonably require, (c) the payment in full in cash of cash collateral (pursuant to an agreement in form and substance reasonably satisfactory to the Relevant Issuing Bank), or at the relevant Issuing Bank’s option, the delivery to such Issuing Bank of a letter of credit payable to such Issuing Bank issued by a bank reasonably acceptable to such Issuing Bank and in form and substance reasonably satisfactory to such Issuing Bank, in either case in respect of Letters of Credit (and including banker’s acceptances or similar instruments) in an amount equal to 103% of the amount of such Letters of Credit and (d) the termination of the Revolving Commitments; provided that “Discharge of Revolving Facility Obligations” shall not include an amendment or modification of the Revolving Loans or Revolving Commitments permitted by this Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning set forth in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of any tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period,

(iv) any extraordinary, nonrecurring or unusual charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), (vi) any charges or expenses related to the Transactions, (vii) payments made pursuant to Section 6.09(h) in an aggregate amount in any fiscal year not to exceed $10,000,000 and (viii) facilities closure, severance and other restructuring expenses as shall be reasonably approved by the Agent, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) or (a)(v) taken in a prior period and (ii) any extraordinary, non-recurring or unusual gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means July 15, 2009.

“Eligible Account” means any Credit Card Processor Account that constitutes proceeds from the sale or disposition of Inventory in the ordinary course of business and is deemed by the Co-Collateral Agents, in their Permitted Discretion, to be an Eligible Account.  Without limiting the foregoing, no Credit Card Processor Account shall be an Eligible Account if:

(a)           such Credit Card Processor Account has been outstanding for more than five Business Days;

(b)           such Credit Card Processor Account is not subject to the first priority, valid and perfected Lien of the Agent as to such Credit Card Processor Account or is subject to any other Lien, other than (i) Permitted Encumbrances described in clauses (a), (b) and (h) of the definition thereof and (ii) Second Priority Liens;

(c)           a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (ii) Permitted Encumbrances described in clauses (a), (b) and (h) of the definition thereof and (iii) Second Priority Liens);

(d)           such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;

(e)           such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(f)            such Credit Card Processor Account is owed by a Credit Card Processor that is subject to a Bankruptcy Proceeding or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by any Co-Collateral Agent in its Permitted Discretion;

(g)           such Credit Card Processor Account does not conform with a covenant or representation contained herein as to such Credit Card Processor Account;

(h)           unless otherwise agreed by the Collateral Agents, the Credit Card Processor is organized or has its principal offices or assets outside the United States or Canada;

(i)            such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; or

(j)            such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

Anything contained herein to the contrary notwithstanding, for purposes of determining the amount of Eligible Accounts in the Borrowing Base at any time, any Credit Card Processor Account that otherwise meets the requirements for Eligible Accounts may be included in such calculation even though the same does not constitute proceeds from the sale or disposition of Inventory, provided that such amount shall be subject to adjustment as may be required by any Co-Collateral Agent at any time and from time to time to reflect such fact.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, or company engaged in the business of making asset based loans or commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $750,000,000, (c) any Affiliate of a Lender under common control with such Lender or (d) an Approved Fund of a Lender, provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) Holdings or the Company or any Affiliate thereof (other than Credit Suisse or any of its branches or Affiliates engaged in the business of making commercial loans) or (iv) any Sponsor or any of their respective Affiliates.

“Eligible Inventory” means, at any time, all Inventory of the Borrowers; provided, however, that Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority (subject to Permitted Encumbrances described in clauses (a) and (b) of the definition thereof) perfected Lien in favor of the Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Agent, (ii) a Second Priority Lien, (iii) a Permitted Encumbrance described in clauses (a) and (b) of the definition thereof or (iv) a Landlord Lien as to which a Landlord Lien Reserve applies;

(c)           which is slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Loan Parties’ customary practices), obsolete, unmerchantable, defective, used or unfit for sale;

(d)           which does not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;

(e)           which is not owned only by one or more Loan Parties;

(f)            which is not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(g)           which is not located in the U.S. or is in transit with a common carrier from vendors or suppliers;

(h)           which is located at any location (other than a retail store or clearance center) leased by a Loan Party, unless (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by any Co-Collateral Agent in its Permitted Discretion;

(i)            which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by any Co-Collateral Agent in its Permitted Discretion;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is the subject of a consignment by any Borrower as consignor;

(l)            which is reported in a Borrower’s books and records as part of the Company’s “Epicure” division or, without duplication of the foregoing, is perishable, to the extent the book value of Inventory described in this clause (l) exceeds $5,000,000;

(m)          which contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(n)           which is not reflected in a current retail stock ledger report of the Company or any of its Subsidiaries (except as to goods received but not recorded in the retail stock ledger); or

(o)           which is acquired in connection with a Permitted Acquisition to the extent the Agent or a Co-Collateral Agent shall not have received a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Agent and the Co-Collateral Agents.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, transportation, disposal, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (c) a determination that any Plan is in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of the aggregate total Revolving Commitments at such time and the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h)), minus (b) the aggregate Revolving Exposures of all Revolving Lenders at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company or any other Loan Party is located (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Agent under Section 2.19(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a), and (d) any U.S. federal withholding tax imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Company or any other Loan Party by a Lender or an Affiliate of a Lender that is (a) outstanding on the Second Amended Effective Date and (b) listed on Schedule 1.01(a).

“Existing Mortgage” means any “Mortgage” as defined in, and granted pursuant to, the Existing Credit Agreement and in existence on the Second Amended Effective Date.

“Existing Note Documents” means, collectively, the Senior Note Documents and the Senior Subordinated Note Documents.

“Existing Notes” means the Senior Notes and the Senior Subordinated Notes; provided however that the Senior Notes shall cease to be Existing Notes for purposes of Section 6.01(k)(i) if such Senior Notes have not been satisfied and discharged or redeemed as of the date that is 60 days after the Second Amended Effective Date.

“Existing Revolver Tranche” has the meaning specified in Section 2.27(a).

“Extended Revolving Commitments” has the meaning specified in Section 2.27(a).

“Extending Revolving Lender” has the meaning specified in Section 2.27(b).

“Extension” means any establishment of Extended Revolving Commitments pursuant to Section 2.27 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.27(c).

“Extension Election” has the meaning specified in Section 2.27(b).

“Extension Request” has the meaning specified in Section 2.27(a).

“Extension Series” has the meaning specified in Section 2.27(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Second Amended Effective Date, any amended or successor provisions to the extent substantially comparable thereto and any regulations issued thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to the Agent on the applicable day on such transactions, as determined by the Agent.

“Financial Officer” means the chief financial officer, treasurer or controller of the Company.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) cash Interest Expense, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Indebtedness of the Company and the Subsidiaries made during such period (other than payments made by the Company or any Subsidiary to the Company or a Subsidiary), plus (c) expense for taxes paid in cash, plus (d) scheduled Capital Lease Obligation payments, all calculated for such period for the Company and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, at any time, the ratio, determined for the period of 12 fiscal months most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, of (a) EBITDA minus the unfinanced portion of Capital Expenditures, excluding (i) any Capital Expenditure made with proceeds applied within twelve (12) months of receipt of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory or Credit Card Processor Accounts) or (ii) any portion of the purchase price for a Permitted Acquisition which is classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Second Amended Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“HSBC Agreements” means the Purchase, Sale and Servicing Transfer Agreement dated as of June 8, 2005, among HSBC Bank Nevada, N.A., HSBC Finance Corporation (together with their Affiliates, “HSBC”), the Company and Bergdorf Goodman, Inc., and all material agreements and instruments entered into in connection therewith, including the Amended and Restated Credit Card Program Agreement dated as of September 23, 2010 and the related Services Agreement, in each case, as amended prior to the date hereof and as may be further amended from time to time in accordance with the terms of this Agreement.

“HSBC Arrangements” means the private label credit card program between the Company and HSBC pursuant to the terms of the HSBC Agreements.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by the Company to the Agent and that (i) contributed 2.5% or less of EBITDA for the period of four fiscal quarters most recently ended more than forty-five (45) days prior to the date of determination, (ii) had consolidated assets representing 2.5% or less of the consolidated total assets of the Company and the Subsidiaries on the last day of the most recent fiscal quarter ended more than forty-five (45) days prior to the date of determination and (iii) did not own any Inventory with an aggregate value of more than $5,000,000.  The Immaterial Subsidiaries as of the Second Amended Effective Date are listed on Schedule 1.01(b).

“Impacted Lender” means any Lender (a) that is a Defaulting Lender, (b) as to which the Swingline Lender or applicable Issuing Bank, as the case may be, has actual knowledge that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (c) is under the Control of an entity that has become subject to a Bankruptcy Proceeding; provided, however that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or the Person controlling such Lender by a Governmental Authority.

“Incremental Term Loan Amendment” has the meaning specified in Section 2.23(c).

“Incremental Term Loan Claimholders” means, at any relevant time, the holders of Incremental Term Loan Obligations at such time.

“Incremental Term Loan Commitment” means, as to any Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make an Incremental Term Loan as set forth in an Incremental Term Loan Amendment.

“Incremental Term Loan Lender” has the meaning set forth in Section 2.23(c).

“Incremental Term Loan Obligations” means all present or future loans, advances, debts, liabilities and obligations (whether or not performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to any Incremental Term Loan Lender in respect of any Incremental Term Loan, whether or not evidenced by a Note, arising under this Agreement or any of the other Loan Documents, including all principal, interest, fees, expenses, charges, indemnities and other amounts (including interest, fees, expenses and other amounts accrued or incurred on and after the filing of a petition initiating any Bankruptcy Proceeding, whether or not such interest or fees are deemed to accrue, or such expenses or other amounts are incurred, after the filing of such petition and whether or not allowed or allowable as a claim in such proceeding).

“Incremental Term Loans” has the meaning set forth in Section 2.23(c).

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse), without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (e) all Obligations of such Person in respect of Disqualified Equity Interests, (f) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other Guarantee issued by such other Person, (g) any Swap Obligation, except that if any Swap Agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others Guaranteed by such Person.  For all purposes hereof, the Indebtedness of any Person shall exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).  For the avoidance of doubt, Banking Services shall not be considered Indebtedness hereunder.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 3.11(a).

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Original Closing Date, among Holdings, the Company, the Subsidiaries party from time to time thereto, the Original Agent and the Term Loan Agent (as defined in the Intercreditor Agreement), as supplemented as of the Effective Date pursuant to the Substitution of Agent and Joinder Agreement, as amended pursuant to that certain Amendment No. 1 to the Lien Subordination and Intercreditor Agreement dated as of May 16, 2011 by and among Holdings, the Company, the Subsidiaries party thereto, the Agent and the Term Agent, and as may be further amended, amended and restated, supplemented or otherwise modified in accordance with its terms.

“Interest Election Request” means a request by the Borrower Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations and Synthetic Lease Obligations and the interest portion of any deferred payment obligation, but excluding amortization of deferred financing costs and amortization of original issue discount on any Indebtedness) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP; provided that there shall be excluded therefrom any Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Revolving Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Maturity Date, (b) with respect to any LIBOR Rate Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day), (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (d) with respect to any Incremental Term Loan, each day specified as an Interest Payment Date in the applicable Incremental Term Loan Amendment.

“Interest Period” means (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent reasonably acceptable to each Lender, nine or twelve months) thereafter, as the Borrower Agent may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Grace Period” means, with respect to any Inventory Shortfall, the earlier of (a) the date which is 30 days after the occurrence of such Inventory Shortfall, and (b) if on the date of such Inventory Shortfall or at any time thereafter Excess Availability is or becomes less than $75,000,000, the date which is five Business Days after the first date on or after the date of the occurrence of such Inventory Shortfall on which Excess Availability is or becomes less than $75,000,000.

“Inventory Reserves” means (a) such reserves as may be established from time to time by any Co-Collateral Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Inventory Shortfall” has the meaning specified in Section 5.14.

“Issuing Bank” means each of Bank of America, N.A., Wells Fargo Bank, N.A., and any other Revolving Lender which at the request of the Borrower Agent and with the consent of the Agent (not to be unreasonably withheld) agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, and J.P. Morgan Securities LLC.

“Landlord Lien” means any Lien of a landlord on the Company’s or any Subsidiary’s property, granted by statute.

“Landlord Lien Reserve” means an amount equal to up to two months’ rent for all of the Loan Parties’ leased locations where Eligible Inventory is located in each Landlord Lien State, other than leased locations with respect to which the Agent shall have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agent.

“Landlord Lien State” means (i) each of Washington, Virginia, Pennsylvania, Delaware and the District of Columbia and (ii) such other state(s) that the Agent determines after the Second Amended Effective Date and notifies the Borrower Agent thereof, that, as a result of a change in law (or in the interpretation or application thereof by any Governmental Authority) occurring after the Second Amended Effective Date, a landlord’s claim for rent has priority by operation of law over the Lien of the Agent in any of the Collateral consisting of Eligible Inventory.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Commitment hereunder at such time, including the latest termination date of any Extended Revolving Commitment or New Revolving Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule, any Incremental Term Loan Lender, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR Rate” means, with respect to any Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by the Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered by the Agent’s London branch to major banks in the London interbank Eurodollar market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means the determination by the Agent or any Co-Collateral Agent that Excess Availability on any day is less than the greater of (a) 12.5% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base and (b) $60,000,000.  Upon the occurrence of any Liquidity Event, such Liquidity Event shall be deemed to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds such amount for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing; provided that a Liquidity Event may not be cured as contemplated by this sentence more than two times in any four-fiscal-quarter period.

“Loan Account” has the meaning assigned to such term in Section 2.27.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Collateral Documents, the Confirmation Agreement and the Intercreditor Agreement.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, each Borrower, each Domestic Subsidiary (other than (i) subject to compliance with Section 5.11, any Domestic Subsidiary that is an Immaterial Subsidiary and (ii) any Unrestricted Subsidiary), and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Protective Advances and Incremental Term Loans (if any).

“Management Services Agreement” means the agreement among Holdings, the Company and the Sponsors dated as the Original Closing Date, as amended from time to time in accordance with the terms hereof, pursuant to which the Sponsors agree to provide certain advisory services to Holdings and the Company in exchange for certain fees.

“Management Stockholders” means the management officers or employees of the Company or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof on the Second Amended Effective Date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent, the Co-Collateral Agents, the Issuing Banks or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “obligations” of Holdings, the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest of (a) May 17, 2016, as may be extended pursuant to Section 2.27 hereof, (b) the Other Debt Defeasement Date, or (c) or any other date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgage Amendments” has the meaning specified in Section 4.01(o).

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Agent, for the benefit of the Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“New Revolving Commitment” has the meaning specified in Section 2.27.

“New Revolving Commitment Lenders” has the meaning specified in Section 2.27(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Ordinary Course Asset Disposition” mean any sale, transfer or other disposition by one or more Loan Parties of Inventory with a carrying value in an aggregate amount in excess of $25,000,000, including any such sale, transfer or other disposition in bulk (other than customary end of season clearance sales to jobbers) or in connection with the closing of one or more retail store locations.

“Non-Ordinary Course Borrowing Base Certificate” means a Borrowing Base Certificate delivered in connection with a Non-Ordinary Course Asset Disposition pursuant to Section 5.01(h) giving pro forma effect to such Non-Ordinary Course Asset Disposition.

“Non-Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means the Revolving Facility Obligations and the Incremental Term Loan Obligations.

“Original Agent” means Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.

“Original Closing Date” means October 6, 2005.

“Other Debt Defeasement Date” means, with respect to the Senior Secured Term Loan Facility and Existing Notes, as applicable, and any Indebtedness refinancing any or all of the foregoing in accordance of the terms of this Agreement and, to the extent applicable, the Intercreditor Agreement, the date which is forty-five (45) days prior to the scheduled maturity date thereof, unless as to any such Indebtedness, the Borrowers shall have defeased, repurchased, refinanced or redeemed such Indebtedness, in which case as to such Indebtedness, an Other Debt Defeasement Date shall not be deemed to have occurred.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Liens” means any Lien on the Collateral granted for the benefit of the holders of the 2028 Debentures that is required by the terms of the indenture applicable thereto as a result of the grant of security interests pursuant to any Loan Document, the Term Loan Security Documents or otherwise.

“Participant” has the meaning assigned to such term in Section 9.04.

“Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment Conditions” means, at any time of determination with respect to any Specified Payment, as of the date of such Specified Payment and after giving effect thereto, that (a) no Default or Event of Default exists or has occurred and is continuing, (b) Excess Availability shall be not less than 15% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base immediately after giving effect to the making of such Specified Payment, (c) the Agent and the Co-Collateral Agents shall have received projections reasonably demonstrating that Projected Average Excess Availability on the last day of each fiscal month during the 6-month period immediately succeeding any such Specified Payment (after giving pro forma effect thereto) shall be not less than 15% of the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, and (d) the Fixed Charge Coverage Ratio as of the end of the most recently ended 12-month period, calculated on a pro forma basis to give effect to such Specified Payment as if such Specified Payment had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00, or, if the Specified Payment is a Restricted Payment, greater than 1.10:1.00.

“Payment in Full” means, with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees, expenses or other amounts that would accrue and become due but for the commencement of a Bankruptcy Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case; and (b) if such Obligations are LC Exposure (other than LC Disbursements) or inchoate or contingent in nature, the payment in full in cash of cash collateral or, at the Agent’s option, the delivery to the Agent of a letter of credit payable to the Agent issued by a bank reasonably acceptable to the Agent and in form and substance reasonably satisfactory to the Agent, in the amount of 103% of such Obligations.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I to the Security Agreement or any other form approved by the Agent.

“Permitted Acquisition” means the acquisition by the Company or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person or not less than 100% (or such lesser percentage that, when combined with the percentage of Equity Interests owned by the Company or such Subsidiary prior to such acquisition, would equal 100%) of the Equity Interests (other than directors’ qualifying shares) of a Person; provided that as of the date of such acquisition and after giving effect thereto, (i) no Default or Event of Default shall exist or have occurred and be continuing; (ii) the acquired assets, division or Person is in a substantially similar line of business as that conducted by the Company and the Subsidiaries during the then current and most recent fiscal year or businesses reasonably related or ancillary thereto; (iii) immediately prior to and after giving effect to such Permitted Acquisition, each of the Payment Conditions shall have been satisfied; (iv) in the event that the purchase price of the proposed acquisition is greater than $25,000,000, the Agent shall have received, not less than five Business Days’ prior to the date of consummation of such acquisition, written notice thereof, together with and including (A) the names of the parties to such acquisition, (B) the proposed date and amount of the acquisition, (C) a list and description of the assets or shares to be acquired, (D) the total purchase price and the terms of payment, and (E) such other information with respect thereto as the Agent may reasonably request; and (v) the Company and the Subsidiaries shall comply, and (if applicable) shall cause the acquired Person to comply, with the applicable provisions of Section 5.11 and the Collateral Documents.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.

“Permitted Encumbrances” means:

(a)                                  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)                                 statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)                                  leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not interfere in any material respect with the business of Holdings, the Company and its Subsidiaries;

(d)                                 pledges and deposits of cash and cash equivalents made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations; and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Company or any Subsidiary;

(e)                                  deposits of cash and cash equivalents to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(f)                                    Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(g)                                 easements, zoning restrictions, rights-of-way, restrictions, encroachments and similar encumbrances and minor title defects on real property imposed by law or arising in the ordinary course of business, and any other liens scheduled as exceptions on any of the Title Insurance Policies, which do not in the aggregate materially interfere with the ordinary conduct of business of the Company or any Subsidiary, and any other Liens “insured over” by the Title Insurance Company; and

(h)                                 rights of setoff and other customary Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation of the Company and its Subsidiaries to pay customary fees and expenses in connection with credit card arrangements entered into with such issuers;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means the Sponsors, Management Stockholders and the Co- Investors.

“Permitted Investments” shall mean (a) marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States government or any agency of the United States government, in each case having maturities of not more than 12 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally available from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Revolving Lender or any bank holding company owning any Revolving Lender who is not a Defaulting Lender at the time of acquisition thereof; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances issued or accepted by any Revolving Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within 12 months after issuance or acceptance thereof; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Permitted Replacement Credit Card Program” means any private label credit card program or similar arrangement substantially similar in all material respects to the HSBC Arrangements, with such modifications as the Agent shall have consented to in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed), which, after notice to the Agent in accordance with Section 5.07, is entered into by the Company or any of its Subsidiaries on commercially reasonable terms generally available at that time (as determined in good faith by the Company), or is in effect with respect to any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition and is not created in contemplation of or in connection therewith, provided that if such program grants a security interest in any assets other than those certain Accounts, receivables, or transferor interest or other similar residual interests subject to such program or arrangement, including a security interest in any returned goods, and the grant of such security interest could reasonably be expected to be detrimental in any material respect to the rights and interests of the Lenders under the Loan Documents, as determined by the Agent in its reasonable discretion, such program shall not be considered a Permitted Replacement Credit Card Program unless and until the Agent and the third party with whom the program is created have entered into an intercreditor agreement reasonably satisfactory to the Agent with respect to the priority and enforcement of such security interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” the rate of interest announced by the Agent from time to time as its prime rate.  Such rate is set by the Agent on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Projected Average Excess Availability” means the projected average Excess Availability for each month during any 6-month period as determined in good faith by the Company and certified by a Financial Officer.

“Projections” means the projections of the Company and the Subsidiaries and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Company or any of the Subsidiaries prior to and in connection with the Second Amended Effective Date.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Holdings or any direct or indirect parent of Holdings or the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Real Estate” means all of the Company’s and its Subsidiaries’ now or hereafter owned or leased estates in real property, including all fee, leasehold and future interests, together with all of the Company’s and its Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Real Property Collateral Requirements” means, with respect to any Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(a)                        a Mortgage on such Mortgaged Property or, where applicable, a Mortgage Amendment;

(b)                       evidence that a counterpart of the Mortgage or, if applicable, the Mortgage Amendment has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Agent for the prompt recording thereof;

(c)        an ALTA or other mortgagee’s title policy or amendment thereto;

(d)                       an opinion of counsel in the state in which such Mortgaged Real Property is located with respect to the Mortgage or Mortgage Amendment as the Agent may reasonably require; and

(e)                        such consents, estoppels and other information, documentation and certifications as may be reasonably required by the Agent.

“Recovery” has the meaning specified in Section 7.5(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, members, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by any Co-Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after any Co-Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by any Co-Collateral Agent, subject to the provisions of Section 9.12.

“Reported Value” means the Cost of the Inventory of the Loan Parties as reflected in the Company’s retail stock ledger and excluding any Consignment Inventory, plus Inventory received by any Loan Party and not yet reflected in the retail stock ledger of the Company, in each case as shown in the most recent Borrowing Base Certificate delivered pursuant to Section 5.01(h).

“Required Incremental Term Loan Lenders” means, at any time, Incremental Term Loan Lenders holding Incremental Term Loans representing more than 50% of the sum of all Incremental Term Loans at such time.

“Required Lenders” means, at any time, Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Reserve Notice” means no less than three Business Days’ advance notice to the Borrower Agent.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or Regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves (including Banking Services Reserves, Landlord Lien Reserves, Customer Credit Liabilities Reserves, Customer Deposits Reserves and reserves for Secured Swap Obligations) and any and all other reserves which any Co-Collateral Agent deems necessary in its Permitted Discretion.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Second Amended Effective Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning set forth in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Company or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Company.

“Revolving Borrowing” means a request for Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Protective Advances, Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $700,000,000.

“Revolving Commitment Increase” has the meaning set forth in Section 2.23(b).

“Revolving Commitment Increase Date” has the meaning set forth in Section 2.23(b).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Facility Claimholders” means, at any relevant time, the holders of Revolving Facility Obligations at such time, including without limitation the Revolving Lenders and the Agent to the extent it is owed any Revolving Facility Obligations by any Loan Party.

“Revolving Facility Obligations” means all present or future loans, advances, debts, liabilities and obligations (whether or not performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to any Revolving Lender, Issuing Bank, Co-Collateral Agent or the Agent, or any Affiliate of any thereof, in respect of any Revolving Loan, LC Exposure, Banking Services Obligations or Secured Swap Obligations or otherwise, whether or not evidenced by a Note, arising under or secured by this Agreement or any of the other Loan Documents, including all principal, interest, fees, expenses, charges, indemnities and other amounts (including interest, fees, expenses and other amounts accrued or incurred on and after the filing of a petition initiating any Bankruptcy Proceeding, whether or not such interest or fees are deemed to accrue, or such expenses or other amounts are incurred, after the filing of such petition and whether or not allowed or allowable as a claim in such proceeding), provided that the term Revolving Facility Obligations shall not include any Incremental Term Loan Obligations owing to any Incremental Term Loan Lender in its capacity as such.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.  Unless the context otherwise requires, the term “Revolving Lenders” includes the Swingline Lender.

“Revolving Loan” means the loans and advances made by the Revolving Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01(a), Swingline Loans and Protective Advances.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“Season” means the period from January 1 through July 31 or from August 1 through December 31 of any year.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Amended Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Second Priority Lien” means any Lien described in Section 6.02(x).

“Secured Obligations” means all Obligations.

“Secured Swap Obligations” means all Swap Obligations owing to the Agent, a Joint Lead Arranger or a co-arranger, a Co-Collateral Agent, a Revolving Lender or any Affiliate thereof and with respect to which the Company (or other Loan Party) and the Revolving Lender or other Person referred to above in this definition party thereto (except in the case of the Agent) shall have delivered written notice to the Agent, at or prior to the time that the Swap Agreement relating to such Revolving Facility Obligation is entered into or, if later, the time that such Revolving Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents and the Intercreditor Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Pledge and Security Agreement, originally dated as of the Original Closing Date, between the Loan Parties and the Original Agent, as amended and restated as of the Effective Date with the Agent in place of the Original Agent, and as the same may be further amended, amended and restated or otherwise modified in accordance with the terms of the Loan Documents.

“Senior Note Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Senior Notes” means (a) the Company’s 9%/9¾% Senior Notes due 2015, in an initial aggregate principal amount of $700,000,000 and (b) any additional Senior Notes issued after the Original Closing Date pursuant to the same Senior Note Documents to the extent comprising interest accrued on the Senior Notes and not paid in cash.

“Senior Secured Term Facility Credit Agreement” means the Credit Agreement dated as of the Original Closing Date, as amended and restated as of November 17, 2010, as further amended and restated as of May 16, 2011, as amended, among Holdings, the Company, the subsidiaries of the Company from time to time party thereto, Credit Suisse, as administrative agent and collateral agent, and the lenders from time to time party thereto, as such Credit Agreement may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Senior Secured Term Loan Facility” means (i) the credit facility provided for under the Senior Secured Term Facility Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and (ii) any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.01(k)(ii)) and the Intercreditor Agreement, and provided that any extension of credit referred to in clause (ii) shall comply with the requirements of Section 6.01(g) as though the same were a refinancing of the Senior Secured Term Facility Credit Agreement.

“Senior Subordinated Notes” means the Company’s 10 3/8% Senior Subordinated Notes due 2015, in an initial aggregate principal amount of $500,000,000.

“Senior Subordinated Note Documents” means the indenture under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Settlement” and “Settlement Date” have the meanings specified in Section 2.05(b).

“Shrink” means Inventory identified by the Company as lost, misplaced, or stolen.

“Shrink Reserve” means an amount reasonably estimated by any Co-Collateral Agent to be equal to that amount which is required in order that the Shrink reflected in current retail stock ledger of the Company and its Subsidiaries would be reasonably equivalent to the Shrink calculated as part of the Company’s most recent physical inventory (it being understood and agreed that no Shrink Reserve established by any Co-Collateral Agent shall be duplicative of any Shrink as so reflected in the current retail stock ledger of the Company and its Subsidiaries or estimated by the Company for purposes of computing the Borrowing Base other than at month’s end).

“Specified Event of Default” means any Event of Default set forth in Sections 7.01(a), (b) (with respect to any Borrowing Base Certificate), (c) (as it relates to compliance with Section 2.21, Section 5.01(h), and Section 6.14), (g), (h) and (i) hereof.

“Specified Payment” means (a) any Permitted Acquisition, (b) any investment, loan or advance pursuant to Section 6.04(v), (c) any Restricted Payment pursuant to Section 6.08(a)(x), and (d) any Restricted Debt Payment pursuant to Section 6.08(b)(ix) or Section 6.08(b)(xi).

“Specified Segregated Accounts” means those segregated checking or other demand deposit accounts which the Company designates to the Agent as such in writing, into which (a) funds from the sale of Inventory held by the Company or any of its subsidiaries on a consignment basis, (b) funds from the sale of Inventory relating to a leased department within one of the Company’s or any of its subsidiaries’ retail stores, in the case of each of clause (a) and (b), which Inventory is not owned by a Loan Party (and would not be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP), or (c) in-store payments in respect of private label credit cards subject to the HSBC Arrangements or any Permitted Replacement Credit Card Program are made.

“Sponsors” means TPG Capital, L.P. and Warburg Pincus LLC and their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations on terms and conditions no less favorable to the Agent and the Lenders than those contained in the Senior Subordinated Note Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Company.  Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 3.15, 5.04, 5.08, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

 “Super Majority Lenders” means, at any time, Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66-2/3% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.

 “Swap Agreement” means any agreement with respect to any Derivative Transaction between the Company or any Subsidiary and any other Person.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S.  Federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Pari Passu Lien Obligations” means any Indebtedness constituting debt securities incurred pursuant to an indenture with an institutional trustee or loans incurred in the bank credit market (including institutional investor participation therein), which Indebtedness is secured with Liens that rank pari passu with, or subordinate to, the Liens securing the Indebtedness under the Senior Secured Term Loan Facility outstanding on the Second Amended Effective Date.

“Term Loan Security Documents” has the meaning set forth in the Intercreditor Agreement.

“Term Loan Prepayment Conditions” means, at any time of determination, with respect to any prepayment of Incremental Term Loans, that immediately prior to such prepayment, and after giving effect thereto, either (a) the Payment Conditions shall be satisfied or (b) no Revolving Loans shall then be outstanding and the Agent and Co-Collateral Agents shall have received projections reasonably satisfactory to the Agent demonstrating that Projected Average Excess Availability for each fiscal month during the period of 12 fiscal months immediately succeeding any such prepayment shall be not less than 50% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base after giving pro forma effect to such prepayment as if such prepayment (if applicable to such calculation) had been made as of the first day of each such period.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“Total Outstandings” means, at any time of determination, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, (b) the aggregate LC Exposure then outstanding, and (c) the aggregate principal amount of all Incremental Term Loans then outstanding .

“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowings thereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.

“Unrestricted Subsidiary” means (a) Neiman Marcus Funding Corporation and its subsidiaries and (b) any Subsidiary of the Company that is acquired or created after the Second Amended Effective Date and designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Agent in accordance with Section 5.13.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L.  No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party or the Agent.

SECTION 1.02.                                         Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03.                                         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.                                         Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;  provided that all leases that would be treated as operating leases for purposes of GAAP on the Second Amended Effective Date shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations hereunder regardless of any change to GAAP following the Second Amended Effective Date that would otherwise require such leases to be treated as Capital Lease Obligations; and further provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.                                         Amendment and Restatement of Existing Credit Agreement.  This Agreement amends and restates the Existing Credit Agreement, and on and after the date hereof, each reference in any Loan Document to “the Credit Agreement”, “therein”, “thereof”, “thereunder” or words of similar import when referring to the Existing Credit Agreement shall mean, and shall hereafter be a reference to, the Existing Credit Agreement, as amended and restated by this Agreement.  Each Loan Party hereby acknowledges and agrees, as of the date hereof, for itself and for each of its Subsidiaries, that it does not have any claims, offsets, counterclaims, cross-complaints, defenses or demands of any kind or nature whatsoever under or relating to the Existing Credit Agreement, the other “Loan Documents” (as defined in the Existing Credit Agreement) or any of the obligations existing thereunder that could be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed thereunder, or to assert any claim for affirmative relief or damages against any lender party thereto.

ARTICLE II

THE CREDITS

SECTION 2.01.                                         Revolving Commitments.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments and (y) the Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make Protective

Advances pursuant to the terms of Section 2.04).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.

SECTION 2.02.                                         Revolving Loans and Borrowings.  (a)  Each Revolving Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Revolving Lenders ratably in accordance with their respective Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b)                                 Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower Agent may request in accordance herewith.  Each Swingline Loan and each Protective Advance shall be an ABR Loan.  Each Revolving Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Revolving Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c)                                  At the commencement of each Interest Period for any LIBOR Rate Revolving Borrowing, such Revolving Borrowing shall comprise an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  Each ABR Revolving Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Revolving Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Rate Revolving Borrowings at any time outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                                         Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower Agent shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower Agent or by telephone (a) in the case of a LIBOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days (or, in the case of a LIBOR Rate Borrowing to be made on the Effective Date, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Borrowing Request signed by the Borrower Agent.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)             the aggregate amount of the requested Revolving Borrowing.

(ii)          the date of such Revolving Borrowing, which shall be a Business Day;

(iii)       whether such Revolving Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;

(iv)      in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                                         Protective Advances.  (a)  Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”).  Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed five percent (5%) of the Borrowing Base as determined on the date of such proposed Protective Advance; and provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Exposure shall not exceed the aggregate total Commitments.  No Protective Advance may remain outstanding for more than forty-five (45) days without the consent of the Required Lenders.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived.  Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Revolving Facility Obligations hereunder.  The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.  The making of a Protective Advance on any one occasion shall not obligate the Agent to make any Protective Advance on any other occasion.  At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time, the Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)                                 Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

SECTION 2.05.                                         Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender may in its discretion, and in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, make available Swingline Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $45,000,000 or (ii) the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Notwithstanding anything herein to the contrary, the Swingline Lender shall not be obligated to fund the percentage of any Swingline Loan allocable to any Impacted Lender and with respect to any portion of a Swingline Loan so not funded, such Impacted Lender shall not have any obligation to make Revolving Loans or to purchase participation interests in accordance with Section 2.05(c) and any pro rata calculations related to such Swingline Loans for purposes thereof shall disregard such Impacted Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower Agent shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 12:00 p.m. (noon), New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Agent.  The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower Agent (including, in the case of a

Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b)                                 To facilitate administration of the Revolving Loans, the Revolving Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Protective Advances shall take place on a periodic basis in accordance with this clause (b).  The Agent shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan and (B) with respect to collections received, in each case, by notifying the Revolving Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 noon, New York City Time, on the date of such requested Settlement (the “Settlement Date”).  Each Revolving Lender (other than the Swingline Lender, in the case of Swingline Loans) shall make the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the Swingline Loans with respect to which Settlement is requested available to the Agent, to such account of the Agent as the Agent may designate, not later than 3:00 p.m., New York City time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to the any minimum amount specified therein.  Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan and, together with the portion of such Swingline Loan representing the Swingline Lender’s pro rata share thereof, shall constitute Revolving Loans of the Revolving Lenders.  If any such amount is not made available to the Agent by any Revolving Lender on the Settlement Date applicable thereto, the Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan, be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to Revolving Loans.  Between Settlement Dates the Agent may pay over to the Swingline Lender any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swingline Lender’s Revolving Loans or Swingline Loans.  If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Loans, the Swingline Lender shall pay to the Agent for the accounts of the Revolving Lenders, to be applied to the outstanding Revolving Loans of such Revolving Lenders, an amount such that each Revolving Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Applicable Percentage of the Revolving Loans.  During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Agent with respect to Protective Advances and each Revolving Lender with respect to its Revolving Loans shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(c)                                  Upon the making of a Swingline Loan by the Swingline Lender, each Revolving Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loans in proportion to its Applicable Percentage.  The Swingline Lender may by written notice given to the Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to fund their respective participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans which Revolving Lenders will fund.  Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Agent shall notify the Borrower Agent of any funded participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06.                                         Letters of Credit.  (a)  General.  On and after the Second Amended Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Second Amended Effective Date.  Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Second Amended Effective Date to but not including the 30th day prior to the Maturity Date, upon the request of the Borrower Agent, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of one or more of the Borrowers (or any other Subsidiary of the Company so long as the Company is a joint and several co-applicant, and references to the Company or a “Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d).  Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent, at least two (2) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue in the form of Exhibit E attached hereto (each a “Letter of Credit Request”).  To request an amendment, extension or renewal of a Letter of Credit, the Borrower Agent shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Agent) at least two (2) Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal.  Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by the Borrower Agent or any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  A Letter of Credit shall be issued, amended, renewed or extended only with the approval of the Agent and if (and on issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Commitments and the Borrowing Base.  Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower Agent and the Agent a true and complete copy of such Letter of Credit or amendment.  If so requested by a Revolving Lender, the Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.  With respect to commercial Letters of Credit, each Issuing Bank shall, on the first Business Day of each week, submit to the Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit for the previous calendar week.  Anything contained herein to the contrary notwithstanding, no Issuing Bank shall have any obligation to issue a requested Letter of Credit or any other Letter of Credit (x) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or (y) if at such time any Revolving Lender is an Impacted Lender unless the Borrowers shall have cash collateralized such Impacted Lender’s Applicable Percentage of the requested Letter of Credit in accordance with the procedures set forth in paragraph (j) below, or other arrangements satisfactory to such Issuing Bank have been entered into with the Borrowers or such Impacted Lender to eliminate such Issuing Bank’s risk with respect to such Impacted Lender.

(c)                                  Expiration Date.  Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)).  Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to any Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or the failure to satisfy the conditions precedent set forth in Section 4.02 and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Agent (or, in the case of documentary Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower Agent receives notice of such LC Disbursement under paragraph (g) of this Section 2.06; provided that the Borrower Agent may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(f)                                    Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.  Neither the Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Agent and the Borrower Agent by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  An Issuing Bank may be replaced with the consent of the Agent (not to be unreasonably withheld or delayed) at any time by written agreement among the Borrower Agent, the Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrowers shall deposit, in an account with the Agent, in the name of the Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any

Borrower described in clause (g) or (h) of Article VII.  Such deposit shall be held by the Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j).  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower Agent but in no event later than three (3) Business Days after such Event of Default has been waived.

SECTION 2.07.                                         Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage (or, in the case of any Incremental Term Loan, such Lender’s Incremental Term Loan Commitment); provided that Swingline Loans shall be made as provided in Section 2.05.  The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower Agent; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Agent to be applied as contemplated by Section 2.04 (and the Agent shall, upon the request of the Borrower Agent, deliver to the Borrower Agent a reasonably detailed accounting of such application).

(b)                                 Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or any Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08.                                         Type; Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued, and shall apply to any Incremental Term Loans only if and to the extent so specified in the applicable Incremental Term Loan Amendment.

(b)                                 To make an election pursuant to this Section, the Borrower Agent shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower Agent.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                     whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and

(iv)                    if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders (or Required Incremental Term Loan Lenders with respect to outstanding Incremental Term Loans if and to the extent so provided in the applicable Incremental Term Loan Amendment), so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing with respect to Revolving Loans or Incremental Term Loans, as the case may be, may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.09.                                         Termination and Reduction of Revolving Commitments.  (a)  Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date.

(b)                                 Upon delivering the notice required by Section 2.09(d), the Borrower Agent may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit (or at the discretion of the Agent a back up standby letter of credit reasonably satisfactory to the Agent) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then due, together with accrued and unpaid interest thereon.

(c)                                  Upon delivering the notice required by Section 2.09(d), the Borrower Agent may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower Agent shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d)                                 The Borrower Agent shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower Agent pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Agent (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments pursuant to this Section 2.09 shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10.                                         Repayment of Loans; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Agent and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date; provided that on each date that a Revolving Loan is made while any Swingline Loan or Protective Advance is outstanding, the Borrowers shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.  The principal of any Incremental Term Loans shall become due and payable as set forth in the applicable Incremental Term Loan Amendment, but in no event shall any principal of any Incremental Term Loans be scheduled to become due and payable on a date that is prior to the 90th day after the Maturity Date other than quarterly principal payments in an aggregate annual amount not to exceed one percent (1%) of the original aggregate principal amount of such Incremental Term Loans.

(b)                                 At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Agent to the Borrower Agent (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Agent shall apply all immediately available funds credited to the BANA Account or such other account directed by the Agent pursuant to Section 2.21(d), first to pay any fees or expense reimbursements then due to the Agent, the Issuing Banks and the Revolving Lenders (other than in connection with Banking Services, Secured Swap Obligations or any Incremental Term Loans), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, and fourth to prepay the principal of the Revolving Loans (including Swingline Loans) and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding LC Exposure, pro rata.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                                    Any Revolving Lender may request that Revolving Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Revolving Lender a promissory note payable to such Revolving Lender and its registered assigns and in substantially the form of Exhibit G hereto.

(g)                                 Any Incremental Term Loan Lender may request that Incremental Term Loans made by it be evidenced by a promissory note.  In such event, the Company shall prepare, execute and deliver to such Incremental Term Loan Lender a promissory note payable to such Incremental Term Loan Lender and its registered assigns and in substantially the form of Exhibit H hereto.

SECTION 2.11.                                         Prepayment of Loans.  (a)  Upon prior notice in accordance with paragraph (c) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part without premium or penalty (but subject to Section 2.16).  At any time and from time to time, the Borrowers may prepay the Incremental Term Loans, in whole or in part, without premium or penalty (except as otherwise agreed in any Incremental Term Loan Amendment applicable to such Incremental Term Loans), together with accrued and unpaid interest thereon; provided that no portion of the principal of any Incremental Term Loans may be prepaid prior to the Discharge of Revolving Facility Obligations unless (i) the Term Loan Prepayment Conditions are satisfied, or (ii) such prepayment is otherwise permitted under Section 6.08(b).

(b)                                 Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day on which the total Revolving Exposure exceeds the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base (including by reason of the delivery of a Non-Ordinary Course Borrowing Base Certificate as a condition to the consummation of any Non-Ordinary Course Asset Disposition pursuant to Section 6.05), the Borrowers shall prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as the Borrower Agent shall determine at its sole discretion:  (1) prepayment of Revolving Loans or Swingline Loans or (2) deposit of cash in the LC Collateral Account.

(c)                                  The Borrower Agent shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 (noon), New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.                                         Fees.  (a)  The Borrowers agree to pay to the Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; provided that any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Revolving Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further, that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Revolving Lender shall be a Defaulting Lender.  Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of calculating the commitment fees only, no portion of the Revolving Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)                                 The Borrowers agree to pay (i) to the Agent for the account of each Revolving Lender (A) a participation fee with respect to its participations in standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Rate Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) a participation fee with respect to its participations in commercial Letters of Credit, which shall accrue at fifty percent (50%) of the Applicable Rate used to determine the interest rate applicable to LIBOR Rate Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to a percentage per annum to be agreed upon between the Borrower Agent and such Issuing Bank of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no fronting fee payable pursuant to this clause (ii) shall be less than $500.00 per annum or greater than 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements). Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Second Amendment Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)                                  The Borrowers agree to pay to the Agent, for its own account, such agency fees as may be separately agreed upon by the Company and the Agent payable in the amounts and at the times so agreed.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.                                         Interest.  (a)  The Revolving Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Revolving Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  All Incremental Term Loans shall bear interest as provided in the applicable Incremental Term Loan Amendment.

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                                         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(a)                                  the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)                                 the Agent is advised by the Required Lenders or, in the case of any Incremental Term Loans, the Required Incremental Term Loan Lenders, that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.              Increased Costs.  (a)  If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or Issuing Bank; or impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16.              Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.19 or 9.02(e), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.              Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Agent or Issuing Bank upon becoming aware of the same.  In addition, each Lender, Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Loan Party shall indemnify the Agent, each Co-Collateral Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, each Co-Collateral Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender, Co-Collateral Agent or an Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Agent (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate.  In particular, on or prior to the date which is ten (10) Business Days after the Effective Date, each Foreign Lender shall deliver to the Borrower Agent (with a copy to the Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower Agent and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower Agent and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10- percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to a Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly so long as it is eligible to do so submit to the Borrower Agent (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower Agent and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by any Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower Agent and (3) from time to time thereafter if reasonably requested by the Borrower Agent or the Agent, and (B) promptly notify the Borrower Agent and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  For the avoidance of doubt, if, as a result of a Change in Law, a Foreign Lender is no longer legally able to provide documentation with respect to an exemption from or a reduction of withholding tax, such Foreign Lender will be treated as complying with this Section 2.17(e) and such inability will not affect the Foreign Lender’s rights under Section 2.17(a).

(f)            Each Lender, Agent or Issuing Bank that is a United States person, agrees to complete and deliver to the Borrower Agent a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.

(g)           If the Agent or a Lender determines, in good faith in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h)           If the Borrower Agent determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the relevant Lender, Agent or Issuing Bank shall cooperate with the Borrower Agent in challenging such Indemnified Taxes or Other Taxes, at the Borrowers’ expense, if so requested by the Borrower Agent in writing.

(i)            If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such other time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the Second Amended Effective Date.

SECTION 2.18.              Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 (noon), New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent to the applicable account designated to the Borrower Agent by the Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment.  At all times that the circumstances specified in Section 2.21(d) are in effect, solely for purposes of determining the amount of Revolving Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Revolving Facility Obligations, on the day of receipt, subject to actual collection.

(b)           Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 7.01, shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent, any Co-Collateral Agent or any Issuing Bank from the Borrowers (other than in connection with Banking Services or Secured Swap Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Revolving Lenders from the Borrowers (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due and payable in respect of any Revolving Loans (including any Swingline Loans) and any Protective Advances, ratably, fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Revolving Loans (including Swingline Loans) (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services and Secured Swap Obligations, ratably, eighth, to the payment of any other Revolving Facility Obligation due to the Agent, any Co-Collateral Agent or any Revolving Lender by the Borrowers, ninth, ratably, to pay any fees or expense reimbursements then due to the Incremental Term Loan Lenders (if any) from the Borrowers, tenth, to pay interest due and payable in respect of any Incremental Term Loans, ratably, eleventh, to prepay principal on any Incremental Term Loans, ratably, twelfth, to the payment of any other Incremental Term Loan Obligations due to the Agent, any Co-Collateral Agent or any Incremental Term Loan Lender by the Borrowers, thirteenth, as provided for under the Intercreditor Agreement and fourteenth, to the Borrowers or as the Borrower Agent shall direct.

(c)           (i) If any Revolving Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Revolving Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Revolving Lender, then the Revolving Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Revolving Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to a Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of such Borrower in the amount of such participation.

(ii) Subject to Section 2.18(c)(iii), if any Incremental Term Loan Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Incremental Term Loans resulting in such Incremental Term Loan Lender receiving payment of a greater proportion of the aggregate amount of its Incremental Term Loans and accrued interest thereon than the proportion received by any other Incremental Term Loan Lender, then the Incremental Term Loan Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Incremental Term Loans of other Incremental Term Loan Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Incremental Term Loan Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Incremental Term Loans; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by an Incremental Term Loan Lender as consideration for the assignment of or sale of a participation in any of its Incremental Term Loans to any assignee or participant, other than to any Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Incremental Term Loan Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Incremental Term Loan Lender were a direct creditor of such Borrower in the amount of such participation.

(iii)          Anything contained herein to the contrary notwithstanding, and without limitation on the provisions of Sections 7.03, 7.04 and 7.05, if any Incremental Term Loan Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Incremental Term Loans resulting in such Incremental Term Loan Lender receiving prepayment that is not otherwise permitted to be made hereunder, such Incremental Term Loan Lender shall immediately turn such payment over to the Agent for application to the Revolving Facility Obligations as provided herein.

(d)           Unless the Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the

Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            Anything contained herein to the contrary notwithstanding, the Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are otherwise to be provided to a Defaulting Lender hereunder and apply such funds to such Defaulting Lender’s defaulted obligations or readvance such funds to the Borrower in connection with the funding of any Revolving Loan or issuance of any Letters of Credit hereunder, including cash collateralization thereof, in accordance with this Agreement.

SECTION 2.19.              Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower or any Lender may have against any Lender that is a Defaulting Lender.

SECTION 2.20.              Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower Agent through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower Agent shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.21.              Cash Receipts.  (a)  A list (certified by a Responsible Officer) of all DDAs, that, to the knowledge of the Responsible Officers of the Loan Parties, are maintained by the Loan Parties, which list includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository, (iii) a contact person at such depository and (iv) the purpose of such account has been delivered to the Agent and the Lenders pursuant to Section 4.01(e).

(b)           A list (certified by a Responsible Officer) describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales by such Loan Party has been delivered to the Agent and the Lenders pursuant to Section 4.01(e).

(c)           Each Loan Party shall (i) to the extent not previously delivered,  deliver to the Agent, within five Business Days following the Second Amended Effective Date, notifications in form reasonably satisfactory to the Agent which have been executed on behalf of such Loan Party and addressed to such Loan Party’s Credit Card Processors (each, a “Credit Card Notification”), (ii) to the extent not previously delivered, deliver to the Agent, within five Business Days following the Second Amended Effective Date, notifications executed on behalf of the Loan Parties to each depository institution with which any DDA is maintained in form reasonably satisfactory to the Agent, of the Agent’s interest in such DDA (each, a “DDA Notification”), (iii) to the extent not previously done, instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of such minimum balance, not to exceed $15,000, as may be required to be maintained in the subject DDA by the depository institution at which such DDA is maintained), to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Agent; and (iv) to the extent not previously delivered, within sixty (60) days after the Second Amended Effective Date, with respect to the Loan Parties’ primary concentration account, or ninety (90) days after the Second Amended Effective Date, with respect to each other concentration account of the Loan Parties (in each case, or such later date approved by the Agent), enter into a control agreement (each, a

“Blocked Account Agreement”), in form reasonably satisfactory to the Agent, with the Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs are swept (collectively, the “Blocked Accounts”), which concentration accounts as of the Second Amended Effective Date are set forth on a list that has been delivered to the Agent and the Lenders pursuant to Section 4.01(e).  Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

(d)           Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of a Specified Event of Default or a Liquidity Event (and delivery of notice thereof from the Agent to the Borrower Agent and the other parties to such instrument or agreement), the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $15,000 (or, in the case of the Loan Parties’ primary concentration account, $50,000), as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained), to an account maintained by the Agent at BANA (the “BANA Account”) or such other account as directed by the Agent.  Subject to the terms of the Security Agreement, all amounts received in the BANA Account or such other account shall be applied (and allocated) by the Agent in accordance with Section 2.10(b); provided, that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b).  Each Loan Party agrees that it will not cause any credit card proceeds or proceeds of any Blocked Account to be otherwise redirected.

(e)           If, at any time after the occurrence and during the continuance of a Specified Event of Default or a Liquidity Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount not to exceed $25,000,000 in the aggregate that is on deposit in a segregated DDA which the Borrower Agent designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds shall not be funded from, or when withdrawn from the Designated Disbursement Account, shall not be replenished by, funds constituting proceeds of Collateral so long as such Specified Event of Default or Liquidity Event continues, (ii) de minimus cash or cash equivalents from time to time inadvertently misapplied by any Loan Party, (iii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable law and (iv) funds in any Specified Segregated Account) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(f)            The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.  Unless consented to in writing by the Agent, the Loan Parties shall not enter into any agreements with Credit Card Processors other than the ones listed on Schedule 2.21(b) unless contemporaneously therewith, a Credit Card Notification is executed and a copy thereof is delivered to the Agent.

(g)           The BANA Account shall at all times be under the sole dominion and control of the Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Security Agreement (i) such Loan Party has no right of withdrawal from the BANA Account, (ii) the funds on deposit in the BANA Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the BANA Account shall be applied as provided in this Agreement and the Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the BANA Account pursuant to Section 2.21(d), such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the BANA Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(h)           So long as (i) no Specified Event of Default has occurred and is continuing, and (ii) no Liquidity Event as to which the Agent has notified the Borrower Agent has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(i)            Any amounts held or received in the BANA Account (including all interest and other earnings with respect thereto, if any) at any time (x) when all of the Secured Obligations have been satisfied or (y) all Specified Events of Default have been waived and all Liquidity Events have been cured shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement), be remitted to the operating account of the Company as specified by the Borrower Agent.

SECTION 2.22.              Reserves; Change in Reserves; Decisions by Co-Collateral Agents.  (a) Any Co-Collateral Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves, provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower Agent; and provided further that no Co-Collateral Agent shall hereafter impose Reserves based upon facts in existence and known to such Co-Collateral Agent as of the Second Amended Effective Date (it being agreed that the knowledge of any Co-Collateral Agent shall not be imputed to the other Co-Collateral Agent).  The amount of any Reserve established by any Co-Collateral Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve.  Upon delivery of such notice, the Co-Collateral Agents shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Co-Collateral Agents in the exercise of their Permitted Discretion.  In no event shall such notice and opportunity limit the right of any Co-Collateral Agent to establish or change such Reserve, unless such Co-Collateral Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers.  Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Account” or “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value of  Eligible Account or Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa.

(b)                                      Anything contained herein to the contrary notwithstanding, (i) any Reserve may be established or increased by any Co-Collateral Agent without the consent of the Agent or the other Co-Collateral Agent, and (ii) no Reserve may be decreased or eliminated without the consent of both Co-Collateral Agents.

SECTION 2.23.              Revolving Commitment Increases and Incremental Term Loans.  (a)  So long as no Event of Default then exists, or would result therefrom, the Borrower Agent shall have the right at any time, and from time to time, to request one or more increases in the amount of the total Commitments in an aggregate amount not to exceed $300,000,000 or, if less, the amount by which $1,000,000,000 exceeds the total Commitments then in effect (such amount, the “Aggregate Incremental Capacity”).  Each such increase shall be subject to the consent of the Agent and the Co-Collateral Agents (which shall not be unreasonably withheld) and may consist of either Revolving Commitment Increases or Incremental Term Loans.  Anything contained herein to the contrary notwithstanding, the aggregate amount of Commitments and, without duplication, Loans outstanding hereunder at any time, including the aggregate amount of Revolving Commitment Increases and Incremental Term Loans, shall not exceed $1,000,000,000 at any time.

(b)           Revolving Commitment Increases.  (i) Any request to increase the Revolving Commitments shall be made to any Person, which may, in the Borrower’s sole discretion, include existing Revolving Lenders (each such increase means, a “Revolving Commitment Increase”, and each such Person issuing, or Lender increasing, its Revolving Commitment, an “Additional Revolving Commitment Lender”); provided, however, that (A) no Revolving Lender shall be obligated to provide a Revolving Commitment Increase as a result of any such request by the Borrower Agent, (B) any Additional Revolving Commitment Lender which is not an existing Revolving Lender shall be an Eligible Assignee and shall be subject to the approval of the Agent, the Co-Collateral Agents, each Issuing Bank and the Borrower Agent (each such consent not to be unreasonably withheld), and (C) for the avoidance of doubt, no Additional Revolving Loans shall be used to effect any exchange of Existing Notes for Revolving Loans or Revolving Commitments.  Each Revolving Commitment Increase shall be in a minimum aggregate amount of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof.  Each Revolving Commitment Increase shall be subject to the terms and conditions set forth in this Section 2.23(b) and any Revolving Loans pursuant to such Revolving Commitment Increase or new Revolving Commitments shall be on the same terms and conditions as all other Revolving Loans, except with respect to any fees payable in connection therewith as may be separately agreed among the Borrower Agent, the Agent and the Additional Revolving Commitment Lenders.

(ii)           No Revolving Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(A)       the Borrower Agent, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent may reasonably require;

(B)        the Borrowers shall have paid such fees and other compensation as the Borrower Agent, the Agent and each such Additional Revolving Commitment Lender may agree;

(C)        the Borrower Agent shall have delivered to the Agent and the Revolving Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Effective Date shall be satisfactory to the Agent) and dated such date;

(D)        to the extent requested by any Additional Revolving Commitment Lender, a promissory note will be issued at the Borrowers’ expense, to each such Additional Revolving Commitment Lender, to be in conformity with the requirements of Section 2.10 (with appropriate modification) to the extent necessary to reflect the new Revolving Commitment of such Additional Revolving Commitment Lender;

(E)        the Borrower Agent shall have delivered to the Agent (1) the resolutions adopted by each Borrower approving or consenting to such Revolving Commitment Increase and (2) a certificate of a Responsible Officer of the Company to the effect that, after giving effect to the requested Revolving Commitment Increase, no Event of Default shall have occurred and be continuing; and

(F)        the Borrower Agent, the Borrowers and the Additional Revolving Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably request.

(iii)          The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Revolving Commitment Increase Date”), and at such time (A) the aggregate total Revolving Commitments and the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increases, (B) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Revolving Commitments of the Lenders, and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(iv)          In connection with Revolving Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (A) the Borrowers shall, in coordination with the Agent, (1) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Revolving Lenders (including the Additional Revolving Commitment Lenders), or (2) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Applicable Percentages (determined after giving effect to any increase in the aggregate total Revolving Commitments pursuant to this Section 2.23); and (B) the Borrowers shall pay to the Revolving Lenders any costs of the type referred to in Section 2.16 in connection with any repayment and/or prepayment of Revolving Loans required pursuant to preceding clause (A).  Without limiting the obligations of the Borrowers provided for in this Section 2.23(b), the Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrowers would otherwise incur in connection with the implementation of an increase in the aggregate total Revolving Commitments and the aggregate total Commitments hereunder.

(c)           Incremental Term Loans.  (i)  The Company may also utilize part or all of the Aggregate Incremental Capacity to obtain one or more incremental term loans (the “Incremental Term Loans”) as provided herein.  Incremental Term Loans may be exchanged by the Company for any of the Company’s Existing Notes, or the cash proceeds of any Incremental Term Loans may be used to repurchase any of the Company’s Existing Notes, for working capital and other general corporate purposes.  The Incremental Term Loans shall constitute Secured Obligations subject to the provisions of Sections 7.03, 7.04 and 7.05 hereof.  Each extension of Incremental Term Loans shall be subject to the terms and conditions set forth in this Section 2.23(c).

(ii)           Each Incremental Term Loan shall be subject to the terms of this Agreement and each of the other Loan Documents and, to the extent not specified or inconsistent with the terms and conditions set forth herein or therein, the terms and conditions applicable to each Incremental Term Loan shall be set forth in a separate amendment agreement (each an “Incremental Term Loan Amendment”) among the Company, the Agent and each lender of such Incremental Term Loans (an “Incremental Term Loan Lender”), which may, in the Borrower Agent’s sole discretion, include existing Lenders; provided that no Lender shall be obligated to provide any Incremental Term Loan as a result of any request by the Company.  Unless otherwise agreed by the Required Lenders, (A) each Incremental Term Loan Amendment shall be in form and substance reasonably satisfactory to the Agent (and the Agent shall not be required to seek the direction or consent of the Required Lenders for any such Incremental Term Loan Amendment to the extent such Incremental Term Loan Amendment is not inconsistent with the terms and conditions set forth herein), and (B) no Incremental Term Loan Amendment shall include (1) any terms or conditions of the Incremental Term Loans (other than interest rates and fees, maturity date, amortization (if any) and conditions to effectiveness) that are in conflict with any of the provisions of this Agreement, or (2) any additional covenants or Events of Default or provisions for mandatory prepayment not otherwise provided for herein; provided that such Incremental Term Loan Amendment may provide for assignments and transfers of Incremental Term Loans to third parties (other than any Loan Party, any Sponsor or any of their Affiliates) on terms and conditions other than those specified in Section 9.04 without the consent of the Required Lenders or any other Lender.

(iii)          No extension of an Incremental Term Loan shall become effective unless and until each of the following conditions have been satisfied:

(A)          the Company, the Agent, and each participating Incremental Term Loan Lender shall have executed and delivered an Incremental Term Loan Amendment and such other loan documentation as the Agent may reasonably require in connection therewith;

(B)           the Company shall have paid such fees and other compensation to the Incremental Term Loan Lenders as the Company, the Agent and each such Incremental Term Loan Lender may agree;

(C)           the Company shall have delivered to the Agent and the Incremental Term Loan Lenders and the other Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Company reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Effective Date shall be satisfactory to the Agent) and dated such date;

(D)          to the extent requested by any Incremental Term Loan Lender, a promissory note will be issued at the Company’s expense, to each such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.10 (with appropriate modification) to the extent necessary to reflect the Incremental Term Loans of such Incremental Term Loan Lender;

(E)           the Company shall have delivered to the Agent (1) the resolutions adopted by the Company approving or consenting to such incurrence of Incremental Term Loans and (2) a certificate of a Responsible Officer of the Company to the effect that, after pro forma application of the extension of the requested Incremental Term Loans, (a) no Event of Default shall have occurred and be continuing, (b) the Company shall be in compliance with the requirements of Section 5.14 hereof (without regard to any Inventory Grace Period), and (c) Excess Availability shall be at least 15% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base;

(F)           no Incremental Term Loan shall by its terms be scheduled to mature or require any other payment of principal prior to the date that is at least 90 days after the Maturity Date; provided that Incremental Term Loans may be subject to quarterly scheduled payments of principal in an annual amount not to exceed 1% of the original principal amount of such Incremental Term Loans, with the balance payable at the maturity thereof and may be prepaid pursuant to Section 2.11(a) hereof; and

(G)           the Company and the Incremental Term Loan Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably request.

(iv)          The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan, and at such time (A) the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Term Loans, (B) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Incremental Term Loan Commitments of the Lenders, and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(v)           The Company shall cancel and extinguish the Indebtedness under any Existing Notes repurchased with the proceeds of Incremental Term Loans.

SECTION 2.24.              Borrower Agent.  Each Borrower hereby designates the Company as its representative and agent (in such capacity, the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Co-Collateral Agents, the Issuing Banks or any Lender.  The Borrower Agent hereby accepts such appointment.  The Agent, the Issuing Banks, the Co-Collateral Agents and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  The Agent, the Issuing Banks, the Co-Collateral Agents and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower.  Each of the Agent, the Co-Collateral Agents, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.  Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Agent) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Company.

SECTION 2.25.              Joint and Several Liability of the Borrowers. (a)  Each Borrower agrees that it is absolutely and unconditionally jointly and severally liable, as co-borrower, for the prompt payment and performance of all Obligations and all agreements of each of the Borrowers under the Loan Documents.  Each Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations.

(b)           It is agreed among each Borrower, the Agent, the Co-Collateral Agents, the Issuing Banks and the Lenders that the provisions of this Section 2.25 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, the Co-Collateral Agents, the Issuing Banks and the Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its obligations pursuant to this Section are necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c)           Nothing contained in this Agreement (including any provisions of this Section 2.25 to the contrary) shall limit the liability of (i) any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Exposure and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder, or (ii) the Company in respect of all of the Revolving Facility Obligations under the Loan Documents.  The Agent, the Co-Collateral Agents, the Issuing Banks and the Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d)           Each Borrower has requested that the Agent and the Lenders make this credit facility available to the Borrowers on a combined basis, in order to finance the Borrowers’ business most efficiently and economically.  The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of the Borrowers.  The Borrowers acknowledge and agree that the Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

(e)           In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Section 2.25 or under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Section 2.25 or under this Agreement, then, notwithstanding any other provision of this Section 2.25 to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s maximum liability (“Borrower’s Maximum Liability”).  This Section 2.25(e) with respect to the Borrower’s Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person or entity shall have any right or claim under this Section with respect to such Borrower’s Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law.  Each Borrower agrees that the Obligations may at any time and from time to time exceed the Borrower’s Maximum Liability of each Borrower without impairing this Section 2.25 or this Agreement, or affecting the rights and remedies of the Lenders hereunder, provided, that nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Borrower’s Maximum Liability.

(f)            In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Section 2.25 or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Agreement, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Borrower Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower.  For purposes of this Section 2.25, each Non-Paying Borrower’s “Borrower Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from any other Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Borrower’s Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Borrower’s Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrowers from any other Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Obligations (up to such Borrower’s Maximum Liability).  Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 2.25 from a Non-Paying Borrower shall be subordinate and junior in right of payment to the Payment in Full of the Obligations.  This provision is for the benefit of all of the Agent, the Co-Collateral Agents, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 2.26.              Loan Account; Statement of Obligations.  (a) The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Revolving Loan or issuance of a Letter of Credit from time to time and all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses.  Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.  The Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.  In the absence of manifest error, entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.

(b)           The Borrowers hereby authorize the Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account all interest and all fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable by any Loan Party hereunder or under any of the other Loan Documents, all fees and costs provided for in Section 2.12, and all other payments due and payable under any Loan Document, which amounts so charged shall thereafter constitute Revolving Loans hereunder which shall accrue interest at the rate then applicable to Revolving Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof); provided that the Agent shall not be authorized to charge any such amount to the Loan Account unless the same shall not have been paid by any Loan Party within two Business Days after such payment of such amount has otherwise become due and payable hereunder or under any other Loan Document.  Any interest not paid by any Loan Party within two Business Days after such payment of such amount has otherwise become due and payable hereunder or under any other Loan Document shall be compounded by being charged to the Loan Account and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof).

SECTION 2.27.              Extensions of Loans.

(a)           Extension of Revolving Commitments.  The Borrower Agent may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.27; provided that there shall be no more than three (3) Classes of Loans and Commitments outstanding at any time.  In order to establish any Extended Revolving Commitments, the Borrower Agent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Commitments shall be later than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iii) all borrowings under the Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (II) repayments required upon the termination date of the non-extending Revolving Commitments); provided further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Revolving Commitment, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, (C) any such Extended Revolving Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche.    Each Extension Series of Extended Revolving Commitments incurred under this Section 2.27 shall be in an aggregate principal amount equal to not less than $50,000,000.

(b)           Extension Request.  The Borrower Agent shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.27.  No Lender shall have any obligation to agree to provide any Extended Revolving Commitment pursuant to any Extension Request.  Any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Commitments (subject to any minimum denomination requirements imposed by the Agent).  In the event that the aggregate principal amount of Revolving Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Commitments requested to be extended pursuant to the Extension Request, Revolving Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Revolving Commitments, which Extended Revolving Commitments shall be allocated as agreed by Agent and the Borrower Agent.

(c)           New Revolving Commitment Lenders.  Following any Extension Request made by the Borrower Agent in accordance with Sections 2.27(a) and 2.27(b), if the Lenders shall have declined to agree during the period specified in Section 2.27(b) above to provide Extended Revolving Commitments in an aggregate principal amount equal to the amount requested by the Borrower Agent in such Extension Request, the Borrower Agent may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extending Revolving Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Commitment hereunder (a “New Revolving Commitment”); provided that such Extended Revolving Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Revolving Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Revolving Commitment of any New Revolving Commitment Lender, the Agent, each Issuing Bank and the Swingline Lender shall have consented (such consent not to be unreasonably withheld) to each New Revolving Commitment Lender if such consent would be required under Section 9.04(b) for an assignment of Revolving Commitments to such Person.  Notwithstanding anything herein to the contrary, any Extended Revolving Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender.  Upon effectiveness of the Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Commitments of all existing Revolving Lenders of each Class specified in the Extension Amendment in accordance with this Section 2.27 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Revolving Commitments of such New Revolving Commitment

Lenders and (b) the Revolving Commitment of each such New Revolving Commitment Lender will become effective.  The Extended Revolving Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Commitments hereunder in the same manner in which Extended Revolving Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.27, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Revolving Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Commitments (and related Revolving Exposure) and (y) repayments required on the Maturity Date for any particular Class of Revolving Commitments.  Upon the effectiveness of each New Revolving Commitment pursuant to this Section 2.27(c), (a) each Revolving Lender of all applicable existing Classes of Revolving Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender of each Class of Revolving Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Commitments of all Classes of Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such New Revolving Commitment be prepaid  from the proceeds of Loans outstanding after giving effect to such New Revolving Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.15.  The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)           Extension Amendment.  Extended Revolving Commitments and New Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower Agent, the Agent and each Extending Revolving Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Commitment or a New Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.27(a), (b) and (c) above (but which shall not require the consent of any other Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Second Amended Effective Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Co-Collateral Agents in order to ensure that the Extended Revolving Commitments or the New Revolving Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents.  The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Commitments or the New Revolving Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower Agent, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(e)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.27 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01.              Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.              Authorization; Enforceability.  The Transactions are within each applicable Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action of such Loan Party.  Each Loan Document to which each Loan Party is a party have been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03.              Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents (all of which have been timely made or otherwise provided for (including, where applicable, delivery to the Agent of documents to perfect Liens created pursuant to the Loan Documents)) and filings as may be required under the Exchange Act and the Securities Act, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Term Loan Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.              Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows (i) as of and for the fiscal year ended July 31, 2010 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for each of the three subsequent fiscal quarters of the Company, and each fiscal month thereafter ended at least thirty (30) days before the Second Amended Effective Date, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments in the case of the statements referred to in clause (ii) above.

(b)           No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since January 29, 2011.

SECTION 3.05.              Properties.  (a)  As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property (or each set of parcels that collectively comprise one operating property) that is owned or leased by each Loan Party, together with a list of the lessors with respect to all such leased property.  Schedule 3.05(a) also identifies the principal place of business and chief executive office of each Loan Party.  The books and records of each Loan Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations.  There is no location at which any Loan Party has any Collateral (except for vehicles and Inventory in transit in the ordinary course of business) other than those locations identified on Schedule 3.05(a).

(b)           Each of the Company and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings, the Company or the relevant Subsidiary to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

(c)           Each of the Company and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           As of the Second Amended Effective Date, none of Holdings, the Company or any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(e)           To the Company’s knowledge, as of the Second Amended Effective Date, none of the Company or any Subsidiary is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(f)            As of the Original Closing Date, copies of certificates of occupancy relating to each Mortgaged Property that the mortgagor had in its possession were delivered to the Agent as mortgagee with respect to each Mortgaged Property.

(g)           Each of the Company and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, necessary for the present conduct of its business, without any conflict with the rights of others, and free from any burdensome restrictions on the present conduct of its business, except where such failure to own, possess or hold pursuant to a license or such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.05(g).

SECTION 3.06.              Litigation and Environmental Matters.  (a)  Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents or the Transactions.

(b)           Except for the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.              Compliance with Laws and Agreements; Licenses and Permits.  (a)  Each Loan Party is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Loan Party and its Subsidiaries has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except where the failure to have so obtained or hold or to be in force, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Loan Party or any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval, except where any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.              Investment Company Status.  No Loan Party is  an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09.              Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.              ERISA.  No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11.              Disclosure.  (a)  All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) concerning Holdings, the Company, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Second Amended Effective Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

(b)           The Projections, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Other Information), and (ii) as of the Second Amended Effective Date, have not been modified in any material respect by the Company.

SECTION 3.12.              Material Agreements.  No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.13.              Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Second Amended Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of the Loan Parties on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Second Amended Effective Date.

(b)           The Loan Parties do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Loan Parties and the timing and amounts of cash to be payable by the Loan Parties on or in respect of their Indebtedness.

SECTION 3.14.              Insurance.  A true, complete and correct description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Second Amended Effective Date has been delivered to the Agent and the Lenders pursuant to Section 4.01(e).  As of the Second Amended Effective Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid.  The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.15.              Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Second Amended Effective Date (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Company’s and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries.  All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens created under the Loan Documents and the Term Loan Security Documents).  As of the Second Amended Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests or powers of attorney granted by the Company or a Subsidiary of the Company relating to Equity Interests of the Company or any Subsidiary.

SECTION 3.16.              Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent, the Co-Collateral Agents, the Lenders and the other Secured Parties; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(n) and any Mortgage Amendments with respect to Mortgaged Properties, such Liens will continue to constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Agent pursuant to any applicable law, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted under the Term Loan Security Documents.  The Company has delivered to the Agent true and complete copies of the Collateral Documents.  As of the Second Amended Effective Date, no Loan Party is in default under any Collateral Document in any material respect.

SECTION 3.17.              Labor Disputes.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Company, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.  Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth on Schedule 3.17, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Company or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Company or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.18.              Federal Reserve Regulations.  (a)  On the Second Amended Effective Date, none of the Collateral is Margin Stock.

(b)           None of Holdings, the Company and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c)           No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or Regulation X.

SECTION 3.19.              Senior Indebtedness.  The obligations of the Borrowers under the Loan Documents (a) for principal (including reimbursement obligations with respect to Letters of Credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the Loan Documents constitute “Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents, and (b) for unpaid principal (including reimbursement obligations with respect to drawn Letters of Credit) and accrued interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement) constitute “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents.  The Secured Obligations constitute “Revolving Facility Obligations” under and as defined in the Intercreditor Agreement.

SECTION 3.20.              Intellectual Property.  Each Loan Party owns or has the lawful right to use all material intellectual property used in the conduct of its business, without conflict with any intellectual property rights of others, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory or other product violates another Person’s intellectual property rights.

ARTICLE IV

CONDITIONS

SECTION 4.01.                                         Second Amended Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                  Credit Agreement and Loan Documents.  The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) duly executed copies of joinders, assignments and/or or amendments to other Loan Documents as the Agent may reasonably require, and  such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10.

(b)                                 Legal Opinions.  The Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Second Amended Effective Date, a favorable written opinion of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel for Holdings and the Company, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent or as specified on Schedule 4.01(b), in each case (A) dated the Second Amended Effective Date, (B) addressed to each Issuing Bank on the Second Amended Effective Date, the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request.

(c)                                  Financial Statements and Projections.  The Agent shall have received (i) the financial statements and opinion referred to in Section 3.04(a) and (b) and (ii) detailed financial projections and business assumptions for the Borrowers and their subsidiaries on (x) a quarterly basis through the Borrowers’ 2012 fiscal year, and (y) on an annual basis, for each fiscal year thereafter through the Borrowers’ 2016 fiscal year, including, in each case, a consolidated income statement, balance sheet, and statement of cash flow, and (iii) a detailed borrowing base availability analysis prepared on a monthly basis through the Borrowers’ 2012 fiscal year.

(d)                                 Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Agent shall have received (i) a certificate of each Loan Party, dated the Second Amended Effective Date and executed by its Secretary or Assistant Secretary (or, in the case of NM Nevada Trust, its Clerk), which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e)                                  No Default, Etc. Certificate.  The Agent shall have received a certificate, signed by the chief financial officer of the Company, dated the Second Amended Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such date and (iii) certifying to the accuracy of the information delivered to the Agent and the Lenders pursuant to Section 2.21(a), Section 2.21(b), Section 2.21(c) and Section 3.14.

(f)                                    Fees.  The Lenders, the Joint Lead Arrangers, the Co-Collateral Agents and the Agent shall have received all fees that have accrued or are required to be paid, and all expenses for which invoices have been presented (including the reasonable documented fees and expenses of legal counsel), on or before the Second Amended Effective Date.

(g)                                 Lien and Judgment Searches.  The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or Liens discharged on or prior to the Second Amended Effective Date pursuant to documentation reasonably satisfactory to the Agent.

(h)                                 Funding Account.  The Agent shall have received a notice setting forth the deposit account of the Borrower Agent (the “Funding Account”) to which the Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)                                     Collateral Access and Blocked Account Agreements.  The Loan Parties shall have used commercially reasonable efforts to (i) obtain and deliver to the Agent each Collateral Access Agreement required to be provided pursuant to Section 4.12 of the Security Agreement and the Blocked Account Agreements required to be delivered pursuant to Section 2.21 and (ii) deliver to the Agent each Credit Card Notification and DDA Notification required to be provided pursuant to Section 2.21.

(j)                                     Solvency.  The Agent shall have received a customary certificate from the chief financial officer of the Company certifying that Holdings and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Second Amended Effective Date, are solvent (within the meaning of Section 3.13).

(k)                                  Borrowing Base Certificate.  The Agent shall have received prior to the Second Amended Effective Date a Borrowing Base Certificate which calculates the

Borrowing Base as of the last Business Day of the most recent fiscal month ended at least ten (10) Business Days prior to the Second Amended Effective Date.

(l)                                     Closing Excess Availability.  After giving effect to all Borrowings to be made on the Second Amended Effective Date and the issuance of any Letters of Credit on the Second Amended Effective Date, Excess Availability shall be not less than $300,000,000.

(m)                               Pledged Stock; Stock Powers; Pledged Notes.  The Agent (or its bailee) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent (or its bailee) pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n)                                 Perfection Certificate; Filings, Registrations and Recordings.  The Agent shall have received a completed Perfection Certificate dated the Second Amended Effective Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby.  Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Agent, the Co-Collateral Agents, the Lenders and other holders of Secured Obligations, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.  The Agent, on behalf of the Agent, the Co-Collateral Agents, the Lenders and other holders of Secured Obligations, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens expressly permitted by Section 6.02 and, subject to the terms of the Intercreditor Agreement and the Liens granted under the Term Loan Security Documents).

(o)                                 Mortgages, etc.  The Company shall have used its commercially reasonable efforts to deliver to the Agent, with respect to each Mortgaged Property for which an Existing Mortgage has been granted (subject to the Lien priority set forth in the Intercreditor Agreement), each of the following, in form and substance reasonably satisfactory to the Agent:

(i)                                     evidence that mortgage amendments, supplements and restatements (the “Mortgage Amendments”) with respect to each of the Existing Mortgages have been duly executed, acknowledged and delivered by each party thereto to the appropriate title insurance company and are in form suitable for filing or recording in all applicable filing or recording offices;

(ii)                                  with respect to each Existing Mortgage, fully paid title searches, mortgage amendment endorsements and/or date-down endorsements (in each case as reasonably determined by the Agent (which determination may be based, in part, on the relative costs to the Company and benefits to the Secured Parties of such alternatives)) or the suitable equivalent or other form available in each applicable jurisdiction, to the Title Insurance Policies issued in respect of the Existing Mortgages;

(iii)                               such advice or opinions from local counsel retained by the Company in the states in which the Mortgaged Properties for which the Existing Mortgages have been granted are located as may be reasonably required by the Agent; provided that such opinions shall be satisfactory to the Agent if (x) they are rendered by counsel as set forth in Schedule 4.01(b) of the Existing Credit Agreement dated as of the Original Closing Date (the “Initial Existing Credit Agreement”) and (y) are in form and substance substantially similar to and based on opinions delivered by such counsel in accordance with the Initial Existing Credit Agreement; and

(iv)                              evidence that all fees, costs and expenses have been paid in connection with the Mortgage Amendments, including filing and recording fees, title insurance company fees and title charges.

(p)                                 Material Adverse Effect.  No event shall have occurred since January 29, 2011 that has had or could reasonably be expected to have a Material Adverse Effect.

(q)                                 Consents.  Any consents, approvals, assignments or other actions under the Existing Credit Agreement in connection with the effectiveness of this Agreement shall have been obtained or given and shall be in full force and effect, including (i) the consent of the Lenders as defined therein (and any Lender under the Existing Credit Agreement that is a party hereto hereby provides such consent by execution hereof), and (iii) the assignment or repayment in full of all amounts owing to lenders under the Existing Credit Agreement to the extent not constituting amounts or obligations owing hereunder.

(r)                                    Other Indebtedness.  After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Company and its Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (a) the Obligations, (b) Indebtedness under the Senior Secured Term Loan Facility, (c) the Existing Notes, (d) the 2028 Debentures and (e) Indebtedness set forth on Schedule 6.01.

(s)                                  Insurance.  The Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of Section 5.10 and Section 4.11 of the Security Agreement and shall have received endorsements naming the Agent (together with the Term Loan Agent, as applicable) as an additional insured or loss payee, as applicable, subject to the terms of the Intercreditor Agreement

(t)                                    Collateral Documents.  The Agent shall have received true and complete certified copies of the Collateral Documents and the Term Loan Security Documents (as defined in the Intercreditor Agreement).

(u)                                 PATRIOT Act.  The Agent shall have received all documentation and other information reasonably requested by it or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Agent shall notify the Company and the Lenders of the Second Amended Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on May 17, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.                                         Each Credit Event Other Than Incremental Term Loans.  The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The Agent shall have received, in the case of a Revolving Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Agent shall have received a Swingline Borrowing Request as required by Section 2.05(a).

(b)                                 The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(c)                                  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c).

SECTION 4.03.                                         Incremental Term Loans.  The obligation of each Incremental Term Loan Lender to make an Incremental Term Loan on the occasion of any Incremental Term Loan Borrowing shall be subject to the satisfaction of the conditions specified in the applicable Incremental Term Loan Amendment.

SECTION 4.04.                                         Post Closing Obligation.

On or before sixty (60) days following the Second Amended Effective Date, the Agent and the Co-Collateral Agents shall have received (i) the results of a completed field examination with respect to the Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of Holdings and its Subsidiaries, with results satisfactory to the Co-Collateral Agents and (ii) an appraisal of the Net Orderly Liquidation Value of Inventory in form and substance reasonably satisfactory to the Co-Collateral Agents.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01.                                         Financial Statements; Borrowing Base and Other Information.  The Company will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a)                                  within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                                 within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its

Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  within thirty-five (35) days after the end of each of the first two fiscal months of each fiscal quarter of the Company, its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the end of the period to which such financial statements relate, (iii) describing in reasonable detail such information with respect to Permitted Acquisitions consummated during the preceding fiscal quarter as the Agent or any Co-Collateral Agent may reasonably require, to the extent such information has not previously been supplied to the Agent or the Co-Collateral Agents hereunder, and (iv) certifying, in the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any) and Unrestricted Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of consolidated total assets of the Company and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of EBITDA for the period to which such financial statements relate;

(e)                                  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)                                    concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(g)                                 within sixty (60) days after the beginning of each fiscal year, (i) a detailed consolidated budget of the Company and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income and Projected Average Excess Availability for each month of such fiscal year (and, with respect to Projected Average Excess Availability, not limited to six months as the definition of such term requires) and (ii) an update of the annual projections provided pursuant to Section 4.01(c), including in each case a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), and, as soon as available, significant revisions, if any, of such Budget, which Budget or revisions thereto shall in each case be accompanied by the statement of a Financial Officer of the Company to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby;

(h)                                 as soon as available but in any event on or prior to the 10th Business Day of each fiscal month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Agent or any Co-Collateral Agent may reasonably request, and which may include, without limitation, Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, a reasonably detailed calculation of Eligible Inventory, Eligible Accounts and the Reported Value of Inventory, and a reconciliation of the Borrowers’ Inventory between the amounts shown in the Company’s retail stock ledger and any Inventory reports delivered pursuant to this clause (h); provided that (i) by notice to the Co-Collateral Agents at least 10 days in advance, the Company may elect at any time to deliver Borrowing Base Certificates on a weekly basis during any Season, in which case the Company shall be required to continue to deliver such Borrowing Base Certificates on a weekly basis until the end of such Season (each such weekly Borrowing Base Certificate to be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) as of the close of business on the immediately preceding Saturday), (ii) (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time that Excess Availability is less than the greater of (1) 15% of the lesser of (x) the aggregate Revolving Commitments, or (y) the Borrowing Base and (2) $75,000,000, and (C) during any Inventory Grace Period and until the expiration of 30 consecutive days after any associated Inventory Shortfall has been cured, the Company shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, (iii) the Company may deliver a Non-Ordinary Course Borrowing Base Certificate as a condition to any Non-Ordinary Course Asset Disposition pursuant to Section 6.05, and (iv) after the occurrence of any Inventory Shortfall and until the same is cured, the Company may deliver additional Borrowing Base Certificates as of the close of business on any day subsequent to the day on which any preceding Borrowing Base Certificate has been delivered; provided, further, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such reasonable estimates by the Company of Shrink and other amounts as the Company may deem necessary;

(i)                                     as soon as practicable upon the reasonable request of the Agent from time to time, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this clause (i) or Section 5.11;

(j)                                     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, the Company or any Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of capital stock of Holdings or the Company, distributed by Holdings or the Company to its shareholders generally, as the case may be;

(k)                                  promptly, a copy of any final “management letter” received from the Company’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Agent upon the request of the Company;

(l)                                     promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(m)                               as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (a), (b) or (j) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that:  (i) upon written request by the Agent, the Company shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Agent.

SECTION 5.02.                                         Notices of Material Events.  The Company will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Company obtains knowledge thereof:

(a)                                  the occurrence of any Event of Default or Default;

(b)                                 the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)                                  any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(d)                                 any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;

(e)                                  the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(f)                                    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                                         Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Company’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04.                                         Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.                                         Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.                                         Books and Records; Inspection Rights; Appraisals; Field Examinations.  (a)  Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by any Co-Collateral Agent (including employees of any Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by any Co-Collateral Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, prospects, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

(b)                                 At reasonable times during normal business hours and upon reasonable prior notice that any Co-Collateral Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Borrowers and the Subsidiaries will grant access to any Co-Collateral Agent (including employees of any Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by any Co-Collateral Agent) to such Person’s books, records, accounts and Inventory so that any Co-Collateral Agent or an appraiser retained by any Co-Collateral Agent may conduct an Inventory appraisal.  All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Borrowers; provided that such Co-Collateral Agent shall provide the Company with a reasonably detailed accounting of all such expenses and provided further that, at the expense of the Borrower, the Co-Collateral Agents may conduct no more than one such appraisal and field examination in any twelve month period except that: (i) the Co-Collateral Agents may conduct up to two such appraisals and field examinations during any twelve month period at the expense of the Borrower if, for at least five (5) consecutive days during such twelve month period, Excess Availability is less than 40% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base (but not less than 12.5% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base) and (ii) the Co-Collateral Agents may conduct up to three such appraisals and field examinations during any twelve month period at the expense of the Borrower if, for at least five (5) consecutive days during such twelve month period, Excess Availability is less than 12.5% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base; provided however, that (x) any Co-Collateral Agent may conduct as many appraisals and field examinations at the expense of the Borrower as it deems reasonable in its Permitted Discretion during the existence and continuance of an Event of Default and (y) the Co-Collateral Agents may conduct one additional appraisal and field examination during any twelve month period at their own expense.

(c)                                  The Loan Parties acknowledge that any Co-Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent, the Co-Collateral Agents and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07.                                         HSBC Agreement and Permitted Replacement Credit Card Program.  At least fifteen (15) days prior to the execution by any Borrower or any Subsidiary of documents evidencing the proposed adoption of any Permitted Replacement Credit Card Program (or of the consummation of any Permitted Acquisition of the type referred to in the definition of the term “Permitted Replacement Credit Card Program”), the Borrower Agent shall deliver or cause to be delivered notice to the Agent of such adoption, which notice shall include a copy, in the then-existing form, of any documents to be executed in connection with such Permitted Replacement Credit Card Program.  The Borrower Agent shall deliver or cause to be delivered to the Agent copies of all such documents delivered in connection with such Permitted Replacement Credit Card Program within a reasonable period of time after the execution of such documents, and shall deliver any Credit Card Notification in connection therewith required under Section 2.21(f) in accordance with the terms of Section 2.21(f).

SECTION 5.08.                                         Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09.                                         Use of Proceeds.  The proceeds of the Revolving Loans will be used solely for purposes of refinancing the loans under the Existing Credit Agreement and for working capital and general corporate purposes permitted hereunder.  The Incremental Term Loans and proceeds thereof shall be used to repurchase the Existing Notes, whether for purchase or in exchange for such Incremental Term Loans, for working capital and other general corporate purposes.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations U or X.

SECTION 5.10.                                         Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement) on property and casualty policies covering loss or damage to Collateral and as an additional insured on liability policies).  The Company will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11.                                         Additional Loan Parties; Additional Collateral; Further Assurances.  (a)  Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 5.11) or Unrestricted Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal quarter of the Company has ceased to qualify as an Immaterial Subsidiary, to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”).  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11 and any other limitations set forth in the Security Agreement) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement.  Subject to the approval of the Agent and Co-Collateral Agents, any Domestic Subsidiary that is a Loan Party may be a Borrower hereunder, subject to (A) execution of a Joinder Agreement pursuant to which such Loan Party agrees to be bound as a Borrower hereunder and such other agreements, documents or instruments as the Agent may reasonably request and (B) the completion of a field examination and appraisal with results satisfactory to the Co-Collateral Agents.

(b)                                 Each Borrower and each Subsidiary that is a Loan Party (including a Domestic Subsidiary that is either disregarded as an entity separate from its owner or treated as a partnership for federal income tax purposes) will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary that is either disregarded as an entity separate from its owner or taxed as a partnership for federal income tax purposes that holds Equity Interests of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg.  Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg.  Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by any Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to the

Intercreditor Agreement), perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request; provided, however this paragraph (b) shall not require any Borrower or any Subsidiary to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Agent or to secure any debt securities of any Borrower or any Subsidiary that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency) under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation) or (ii) the Equity Interests of any Unrestricted Subsidiary.

(c)                                  Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable (including the delivery of the Real Property Collateral Requirements), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)                                 Subject to the limitations set forth or referred to in this Section 5.11, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Second Amended Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower Agent will notify the Co-Collateral Agents thereof, and, if requested by either of the Co-Collateral Agents, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by any Co-Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)                                  If, at any time and from time to time after the Second Amended Effective Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5% of consolidated total assets as of the end of the most recently ended fiscal quarter of the Company or more than 5% of EBITDA for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Company, then the Company shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f)                                    Notwithstanding anything to the contrary in this Section 5.11, real property required to be mortgaged under this Section 5.11 shall be limited to real property located in the U.S. that are full-line Neiman Marcus retail stores owned in fee by a Loan Party or leased by a Loan Party pursuant to a financeable lease or other real property owned in fee by a

Loan Party having a fair market value at the time of the acquisition thereof of $5,000,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Agent’s reasonable judgment after consultation with the Borrower Agent; provided further that the Company shall use commercially reasonable efforts to ensure that all leases entered into after the Second Amended Effective Date by the Borrowers and the other Loan Parties will be financeable leases).  For any Existing Mortgage for which the actions described in Section 4.01(o) shall not have been completed on or prior to the Second Amended Effective Date (after the Company shall have used commercially reasonable efforts to do so), the Company shall complete all such actions described in Section 4.01(o) within 120 days after the Second Amended Effective Date (or such later date as may be agreed by the Agent from time to time).

(g)                                 Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Security Agreement).

SECTION 5.12.                                         Maintenance of Corporate Separateness.  Each Loan Party will, and will cause each Subsidiary to, satisfy customary corporate or limited liability company formalities, including the maintenance of corporate and business records.

SECTION 5.13.                                         Designation of Subsidiaries.  The board of directors of the Company may at any time after the Second Amended Effective Date, in accordance with the definition of Unrestricted Subsidiary, designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Existing Notes and (iii) no Unrestricted Subsidiary that is designated as a Subsidiary may be redesignated as an Unrestricted Subsidiary at any time after being so designated as a Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 5.14.                                         Inventory Covenant.  If, at any time during which Incremental Term Loans are outstanding, the Reported Value of the Loan Parties’ Inventory (as determined on the basis of the then most recent Borrowing Base Certificate delivered pursuant to Section 5.01(h), including any Borrowing Base Certificate delivered after the occurrence of an Inventory Shortfall) shall be less than the Total Outstandings (any such occurrence being an “Inventory Shortfall”), the Company shall, on or before the expiration of the Inventory Grace Period, cause the Total Outstandings to be not more than the Reported Value of the Loan Parties’ Inventory.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01.                                         Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness created under the Loan Documents;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)                                  Indebtedness of the Company to Holdings or any Subsidiary, Indebtedness of any Subsidiary to the Company, Holdings or any other Subsidiary and Indebtedness of Holdings to the Company or any Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company, Holdings or any Subsidiary that is a Loan Party shall only be permitted to the extent permitted under Section 6.04(v) or 6.04(w), (ii) Indebtedness of the Company or Holdings to any Subsidiary that is not a Loan Party and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent, and (iii) Indebtedness of Holdings to any other Loan Party shall only be permitted to the extent permitted by Section 6.04;

(d)                                 Guarantees (i) by Holdings and the Subsidiaries that are Loan Parties of the Indebtedness of the Company described in clause (k) hereof, so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Documents, (ii) by Holdings, the Company or any Subsidiary that is a Loan Party of any Indebtedness of the Company or any Subsidiary that is a Loan Party expressly permitted to be incurred under this Agreement, (iii) by Holdings, the Company or any Subsidiary that is a Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted by Section 6.04(v) or 6.04(w); provided that Guarantees by Holdings, the Company or any Subsidiary that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms at least as favorable to the Lenders as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Note Documents, and (iv) by Holdings, the Company or any Subsidiary that is a Loan Party of any real property lease obligations of the Company or any Subsidiary that is a Loan Party;

(e)                                  (i) purchase money Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) incurred exclusively to finance the acquisition,

construction, repair, renovations, replacement or improvement of any fixed or capital assets (other than Real Estate), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and not incurred in contemplation thereof; and (ii) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned or acquired by any Loan Party, provided that, in the case of clauses (i) and (ii) of this clause (e), if requested by the Agent, the Loan Parties will use commercially reasonable efforts to cause the holder of such Indebtedness in respect of any Real Estate owned or acquired by any Loan Party to enter into a Collateral Access Agreement providing for access and use of the applicable personal property located on such premises following the occurrence and during the continuance of an Event of Default on terms reasonably satisfactory to the Agent;

(f)                                    Capital Lease Obligations and Synthetic Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.06;

(g)                                 Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (f), (g), (j), (k), (l), (t), (v) and (w) hereof; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon (or, in the case of the Senior Secured Term Loan Facility, the amount provided in Section 6.01(k)(ii), if greater) plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) other than in respect to Indebtedness referred to in clause (e)(ii), such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Term Loan Facility or any Term Loan Pari Passu Lien Obligations, such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent and in any event that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(h)                                 Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance,

pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(i)                                     Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j)                                     Indebtedness of any Person that becomes a Subsidiary after the date hereof and Indebtedness acquired or assumed in connection with Permitted Acquisitions; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Acquisition and is not created in contemplation of or in connection therewith;

(k)                                  Indebtedness of the Company pursuant to (i) the Existing Notes and the 2028 Debentures and (ii) the Senior Secured Term Loan Facility in an aggregate principal amount that is not in excess of $2,060,000,000, as such amount may be increased in accordance with the provisions of Section 6.01(w) hereof and the Senior Secured Term Facility Credit Agreement;

(l)                                     other Indebtedness not otherwise permitted under this Section 6.01 provided, that (i) as of the date of incurrence of such Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) the Payment Conditions shall have been satisfied, (iii) the weighted average life to maturity of such Indebtedness is at least six months after maturity of the Obligations (it being understood that, subject to compliance with the weighted average life to maturity test described in this clause (iii), there shall be no limitation on the amortization of such Indebtedness prior to the Maturity Date), (iv) such Indebtedness shall have a maturity no earlier than six months after the Maturity Date, (v) such Indebtedness shall be unsecured; and (vi) the Agent shall have received true, correct and complete copies of all agreements, documents or instruments evidencing or otherwise related to such Indebtedness;

(m)                               Swap Obligations pursuant to Swap Agreements permitted by Section 6.07;

(n)                                 Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of the Company (following a Qualified Public Offering of the Company) permitted by Section 6.08;

(o)                                 Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments in connection with acquisitions and dispositions permitted under this Agreement;

(p)                                 Indebtedness consisting of obligations of Holdings, the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other investment expressly permitted hereunder;

(q)                                 cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(r)                                    Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s)                                  Indebtedness incurred by the Company or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;

(t)                                    unsecured Indebtedness of Holdings (“Permitted Holdings Debt”) (i) that is not subject to any Guarantee by the Company or any Subsidiary, (ii) that will not mature prior to the date that is ninety-one (91) days after the Maturity Date, (iii) that has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (v) hereof), (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (A) the date that is five (5) years from the date of the issuance or incurrence thereof and (B) the date that is ninety-one (91) days after the Maturity Date, and (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Subordinated Notes Documents taken as a whole (other than provisions customary for senior discount notes of a holding company); provided that a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and provided, further, that any such Indebtedness shall constitute Permitted Holdings Debt only if both before and after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing;

(u)                                 Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(v)                                 Subordinated Indebtedness constituting all or a portion of the deferred purchase price of, or incurred to finance, Permitted Acquisitions; and

(w)                               Term Loan Pari Passu Lien Obligations; provided that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.50 to 1.00.

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Indebtedness.

SECTION 6.02.                                         Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or Subsidiary other than after-acquired property affixed or incorporated thereto and proceeds or products thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(d)                                 Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens (other than with respect to Real Estate) attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions thereto and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations and Synthetic Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capitalized lease or Synthetic Lease; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(e)                                  Liens on the membership interests in, or other similar Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures;

(f)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g)                                 Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Sections 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) which constitute Liens, which sales, transfers and dispositions constituting Liens are not otherwise permitted under Section 6.05), in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h)                                 Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.01;

(i)                                     Liens in favor of Holdings, the Company or a Subsidiary securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j)                                     any interest or title of a lessor under leases or secured by a lessor’s interests under leases entered into by the Company or any of the Subsidiaries in the ordinary course of business;

(k)                                  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(l)                                     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m)                               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Company and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Company or any Subsidiary in the ordinary course of business;

(n)                                 Liens solely on any cash earnest money deposits made by Holdings, the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o)                                 Liens on Accounts, Instruments, General Intangibles, Documents, Records and proceeds of the foregoing in respect of the HSBC Arrangements (or any Permitted Replacement Credit Card Program) to the extent such Liens (i) exist under the HSBC Arrangements as in effect on the date hereof or (ii) are customarily required in such transactions; provided that no such Lien shall apply to (A) any Credit Card Processor Account or to any cash or cash equivalents constituting proceeds of any Credit Card Processor Account or (B) any Inventory or proceeds thereof (other than proceeds that are part of the obligations financed in such arrangement);

(p)                                 Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(q)                                 Other Liens (other than Liens on Borrowing Base Assets) securing obligations incurred in the ordinary course of business which obligations do not exceed $15,000,000 at any time outstanding;

(r)                                    any Lien existing on any property or asset (other than Liens on Borrowing Base Assets) prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset (other than Liens on Borrowing Base Assets) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party (other than proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(s)                                  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(t)                                    Liens arising out of Sale and Lease-Back transactions permitted by Section 6.06;

(u)                                 Liens to secure Indebtedness under Section 6.01(s), but only to the extent that such Liens are permitted under said Section 6.01(s);

(v)                                 Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries;

(w)                               the Pari Passu Liens (or any Liens of no greater scope securing any extensions, renewals or replacements of the 2028 Debentures that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g))); provided that such Liens do not apply to any property other than that described in Section 10.6 of the indenture pursuant to which the 2028 Debentures were issued;

(x)                                   Liens granted (i) under the Term Loan Security Documents, (ii) with respect to Term Loan Pari Passu Obligations or other Indebtedness incurred pursuant to Section 6.01(k)(ii), under a separate security agreement or agreements substantially similar in all material respects to the Term Loan Security Documents and (iii) any extensions and replacements of the Liens described in clause (i) or (ii); provided that (A) such Liens secure only the obligations referred to in the Term Loan Security Documents or such separate security agreements (and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Sections 6.01(g) or 6.01(k)(ii))), (B) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (C) all such Liens shall be subject to the terms of, and have the priorities with respect to the Collateral as set forth in, the Intercreditor Agreement (or, in the case of any Term Loan Pari Passu Obligations another intercreditor agreement in form and substance reasonably acceptable to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement);

(y)                                 Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements; and

(z)                                   ground leases in respect of Real Property on which facilities owned or leased by the Company or any of its Subsidiaries are located.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Borrowing Base Assets, other than those permitted under clauses (a), (b) and (h) of the definition of Permitted Encumbrance and clauses (a), (f), (g)(ii), (k), (u), (w) and (x) above.

SECTION 6.03.                                         Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into the Company in a transaction in which the surviving entity is the Company or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Company) expressly assumes, in writing, all the obligations the Company under the Loan Documents (and provides to the Agent such documentation and opinions as the Agent may reasonably request in connection therewith), in which event such Person will succeed to, and be substituted for, the Company under the Loan Documents, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party concurrently with such merger, (iii) any Subsidiary of the Company may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (iv) any Subsidiary may merge with any Person to effect an investment permitted under Section 6.04 (other than pursuant to Section 6.04(m)) and (v) so long as the same does not result in the liquidation, dissolution or cessation of existence of the Company, any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) that constitute a merger, dissolution or liquidation, which sales, transfers and dispositions constituting a merger, dissolution or liquidation is not otherwise permitted under Section 6.05).

(b)                                 No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date of execution of this Agreement or businesses reasonably related or ancillary thereto.

(c)                                  Holdings will not engage in any business or operations other than (i) the ownership, direct or indirect, of all the outstanding shares of capital stock of the Company, (ii) performance of its obligations under and in connection with the Loan Documents, the Existing Note Documents, the Senior Secured Term Loan Facility and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) any public offering of its common stock, any other issuance of its Equity Interests and performance of its obligations under any agreements related thereto, (vi) any transaction Holdings is permitted to enter into in this Article VI and (vii) activities incidental to the foregoing.

SECTION 6.04.                                         Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)                                  Permitted Investments, subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;

(b)                                 investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original investment is not increased except as otherwise permitted by this Section 6.04), and any investments, loans and advances existing on the date hereof by the Company or any Subsidiary in or to the Company or any other subsidiary of the Company;

(c)                                  loans or advances to officers, directors and employees of Holdings, the Company and any Subsidiary (i) for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Persons’ purchase of Equity Interests of Holdings (or any direct or indirect parent thereof (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity));

(d)                                 investments by Holdings in the Company and by the Company and the Subsidiaries that are Loan Parties in Equity Interests in their respective Subsidiaries that are Loan Parties; provided that any such Equity Interest shall be pledged pursuant to the Security Agreement (subject to the limitations referred to in Section 5.11);

(e)                                  loans or advances made by the Company to any Subsidiary that is a Loan Party and made by any Subsidiary that is a Loan Party to the Company or any other Subsidiary that is a Loan Party;

(f)                                    Guarantees constituting Indebtedness permitted by Section 6.01 by Loan Parties of any Indebtedness of other Loan Parties;

(g)                                 investments in the form of Swap Agreements permitted by Section 6.07;

(h)                                 investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i)                                     investments received in connection with the dispositions of assets permitted by Section 6.05;

(j)                                     investments constituting deposits described in clauses (d) and (e) of the definition of the term “Permitted Encumbrances”;

(k)                                  accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l)                                     Permitted Acquisitions;

(m)                               Liens, Indebtedness, fundamental changes, dispositions and Restricted Payments permitted under Sections 6.01, 6.02, 6.03 (except to the extent constituting the acquisition of an entity that becomes a Subsidiary or the acquisition by the Company or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person), 6.05, 6.06 and 6.08, respectively, solely to the extent constituting Liens, Indebtedness, fundamental changes, dispositions and Restricted Payments which are permitted under the foregoing Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.08, respectively, which Liens, Indebtedness, fundamental changes, dispositions and Restricted Payments are not otherwise permitted by this Section 6.04;

(n)                                 the Transactions;

(o)                                 investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(p)                                 investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(q)                                 loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a)(v);

(r)                                    (i) advances of payroll payments to employees in the ordinary course of business and (ii) investments in Quality Call Care Solutions, Inc. and Willow Bend Beverage Corporation, in each case to satisfy ordinary course payroll and other obligations of such company;

(s)                                  investments to the extent that payment for such investments is made solely with Qualified Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company );

(t)                                    investments arising as a result of the HSBC Arrangements or any Permitted Replacement Credit Card Program;

(u)                                 guarantees by Holdings, the Company or any Subsidiary of leases (other than capitalized leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v)                                 other investments, loans and advances by the Company and the Subsidiaries provided that, at the time such investment, loan or advance is made and after giving effect thereto, each of the Payment Conditions is satisfied; and

(w)                               other investments, loans and advances by the Company and the Subsidiaries which, together with any Restricted Payments made pursuant to Section 6.08(a)(xii) and Restricted Debt Payments made pursuant to Section 6.08(b)(x), do not exceed $30,000,000 in the aggregate after the Second Amended Effective Date; provided that, at the time such investment, loan or advance is made and after giving effect thereto, no Event of Default exists or has occurred and is continuing.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

SECTION 6.05.                                         Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.04 (other than Section 6.04(m)), except:

(a)                                  sales, transfers and dispositions of (i) Inventory and other assets in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

(b)                                 sales, transfers and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)                                  sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)                                 sales, transfers and dispositions of (i) investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04 and (ii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e)                                  Sale and Lease-Back transactions permitted by Section 6.06;

(f)                                    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;

(g)                                 sales, transfers and other dispositions of Accounts, receivables and residual interests (excluding in any case Credit Card Processor Accounts and proceeds thereof) in connection with the HSBC Arrangements or any Permitted Replacement Credit Card Program;

(h)                                 sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary owned by a Loan Party are sold) that are not permitted by any other paragraph of this Section, provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (h) (other than in respect of the sale, transfer or other disposition of the Company’s interest in any Unrestricted Subsidiary that was an Unrestricted Subsidiary as of the Effective Date), shall not exceed $50,000,000 during any fiscal year of the Company or $250,000,000 in the aggregate after the Second Amended Effective Date and (ii) after giving effect to such sale, transfer or disposition (A) no Event of Default shall exist or be continuing and (B) the Company shall be in compliance with Section 2.11(b);

(i)                                     sales, transfer and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j)            sales, transfers and dispositions permitted by Sections 6.03 and 6.08 and Liens permitted by Section 6.02;

(k)           leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Company and its Subsidiaries; and

(l)            sales, transfers and dispositions listed on Schedule 6.05;

provided that (i) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (c), (f), (g), (i), (j) and (k) above) shall be made for fair value and for at least 75% cash consideration, and (ii) as a condition to any Non-Ordinary Course Asset Disposition, the Company shall deliver to the Agent a Non-Ordinary Course Borrowing Base Certificate as of the date of consummation of such Non-Ordinary Course Asset Disposition and, if required, shall comply with Section 2.11(b) and as of the date of any such disposition and after giving effect thereto, no Event of Default exists or is continuing.  To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than Holdings, the Company or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06.              Sale and Lease-Back Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction (i) is made for cash consideration in an amount not less than the fair value of such property and (ii) is pursuant to a lease on market terms and (b) the Agent shall have received from the purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent.

SECTION 6.07.              Swap Agreements.  No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which such Loan Party has actual exposure (other than those in respect of Equity Interests of such Loan Party or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or any Subsidiary.

SECTION 6.08.              Restricted Payments; Certain Payments of Indebtedness.  (a)  No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)          each of Holdings and the Company may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests not permitted by Section 6.01);

(ii)         Subsidiaries may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;

(iii)        the Company and its Subsidiaries may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent thereof) the proceeds of which are used to purchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) or of the Company (following a Qualified Public Offering of the Company) (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings (or of any such direct or indirect parent), the Company or any of the Subsidiaries or by any stock option plan or other benefit plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases, redemptions or other acquisitions under this clause (a)(iii) shall not exceed in any fiscal year $5,000,000 (plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees of Holdings, the Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year);

(iv)       non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v)        the Company and its Subsidiaries may make Restricted Payments to Holdings (x) in an amount (together with loans or advances made pursuant to Section 6.04(n)) not to exceed $1,500,000 in any fiscal year, to the extent necessary to pay (or allow any direct or indirect parent of Holdings to pay) its general corporate and overhead expenses incurred by Holdings (or any direct or indirect parent thereof) in the ordinary course of business, plus the amount of any reasonable and customary indemnification claims made by any director or officer of Holdings (or any direct or indirect parent thereof), (y) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (z) in an amount necessary to pay the Tax liabilities of Holdings (or any such direct or indirect parent) attributable to (or arising as a result of) the operations of the Company and its Subsidiaries; provided, however, that in the case of clause (z), the amount of such dividends shall not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of Federal, state and local taxes and any other taxes were the Company and the Subsidiaries to pay such taxes as stand-alone taxpayers;

(vi)       [Reserved];

(vii)      to the extent constituting Restricted Payments, Holdings, the Company and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09 (other than Section 6.09(e));

(viii)     the Company and its Subsidiaries may make Restricted Payments to Holdings to finance any investment permitted to be made pursuant to Section 6.04 (other than Section 6.04(m)) provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (ii) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Company or its Subsidiaries in order to consummate such Permitted Acquisition;

(ix)        Holdings may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings permitted by Section 6.01 (other than (x) Section 6.01(c) and (y) any such Indebtedness Guaranteed by or secured directly or indirectly by the assets of the Company or any of its Subsidiaries);

(x)         in addition to the foregoing Restricted Payments, Holdings and the Company may make additional Restricted Payments provided that each of the Payment Conditions is satisfied;

(xi)        the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of capital stock of, or Indebtedness owed to the Company or a Subsidiary by, any Unrestricted Subsidiary so designated on the date hereof; and

(xii)       other Restricted Payments by Holdings and the Company which, together with investments, loans and advances made pursuant to Section 6.04(w) and Restricted Debt Payments made pursuant to Section 6.08(b)(x), do not exceed $30,000,000 in the aggregate after the Second Amended Effective Date; provided that, at the time such Restricted Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing.

(b)           No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (collectively, “Restricted Debt Payments”), except:

(i)          payment of Indebtedness under the Loan Documents, other than prepayments of principal and interest on any Incremental Term Loans (except to the extent otherwise permitted by Section 6.08(b)(xi) below) or the last sentence of Section 2.10(a));

(ii)         payment of Indebtedness under the Existing Credit Agreement in connection with the fulfillment of the conditions to the Second Amended Effective Date hereunder;

(iii)        payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iv)       refinancings of Indebtedness to the extent permitted by Section 6.01;

(v)        payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale is permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) the proceeds of which are to be applied to payments of secured Indebtedness, which sales, transfers and dispositions are not otherwise permitted under Section 6.05));

(vi)       payment of Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Equity Interests or substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings;

(vii)      payment of Indebtedness under the Senior Secured Term Loan Facility or any Term Loan Pari Passu Obligations (or any extensions, renewals or replacements thereof permitted under Section 6.01(g) and Section 6.02(x)), with the net cash proceeds of any sale, transfer or other disposition of any Term Loan First Lien Collateral (as defined in the Intercreditor Agreement), or, in the case of any such extensions, renewals or replacements or any Term Loan Pari Passu Obligations, any property or assets in respect of which the security interest of the lenders thereunder has priority over the security interest of the Agent, for the benefit of the Secured Parties, in such property or assets, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(viii)     mandatory prepayments of Indebtedness under Section 2.09 of the Senior Secured Term Facility Credit Agreement (or any successor section thereof, or under any comparable provision in any instrument governing any Term Loan Pari Passu Obligations or any extension, renewal or replacement thereof or of the Senior Secured Term Loan Facility, in each case permitted under Section 6.01(g), pursuant to which mandatory prepayments of Indebtedness thereunder determined by reference to Excess Cash Flow (as defined in the Senior Secured Term Facility Credit Agreement or as defined substantially similarly in all material respects in any such other instrument) are required to be made), in amounts required under, and in accordance with, the Senior Secured Term Facility Credit Agreement or such other instrument (in the case of any such other instrument, in amounts no greater in any material respect than those required under the Senior Secured Term Facility Credit Agreement);

(ix)        other Restricted Debt Payments, provided that each of the Payment Conditions is satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any Restricted Debt Payment, the foregoing conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation);

(x)         other Restricted Debt Payments which, together with any investments, loans or advances made pursuant to Section 6.04(w) and Restricted Payments made pursuant to Section 6.08(a)(xii), do not exceed $30,000,000 in the aggregate after the Second Amended Effective Date; provided that, at the time such Restricted Debt Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing;

(xi)        Restricted Debt Payments in respect of Incremental Term Loans, provided that, at the time such Restricted Debt Payments are made and after giving effect thereto, (A) the Term Loan Prepayment Conditions are satisfied, or (B) such Restricted Debt Payments are permitted under clause (ix) or (x) of this Section 6.08(b); and

(xii)       Restricted Debt Payments consisting of the repurchase of Existing Notes in exchange for, or with the proceeds of, (A) Incremental Term Loans or (B) other Indebtedness of any Loan Party incurred pursuant to Section 6.01(k)(ii), 6.01(l) or 6.01(w) substantially simultaneously with such repurchase or exchange.

SECTION 6.09.              Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are on terms and conditions substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (b) transactions between or among the Company and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04, (d) any Indebtedness permitted under Section 6.01, (e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08, (f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings, the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Company or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or its direct or indirect parent company’s) or the Company’s board of directors, (h) the payment of (A) management or monitoring or similar fees to the Sponsors and Sponsor termination fees and related indemnities and reasonable expenses, and (B) transaction advisory services fees with respect to transactions in respect of which the Sponsors provide any transaction, advisory or other similar services, in each case pursuant to, and in accordance with, the Management Services Agreement as such agreement is in effect as of the Second Amended Effective Date, provided that in each case (x) no Event of Default has occurred and is continuing or would result after giving effect to such payment and (y) the Company shall have Excess Availability of at least $75,000,000 after giving effect to such payment, (i) any contribution to the capital of Holdings (or any direct or indirect parent company thereof) by the Sponsors or any Affiliate thereof or any purchase of Equity Interests of Holdings (or any direct or indirect parent company thereof) by the Sponsors or any Affiliate thereof, (j) the Transactions, (k) payments by Holdings (and any direct or indirect parent thereof), the Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Company and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, (l) transactions pursuant to permitted agreements in existence on the Second Amended Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (m) payments by the Company or any Subsidiary to any of the Sponsors or Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith.

SECTION 6.10.              Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Lenders under the Loan Documents, or (b) the ability of any Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the date hereof identified on Schedule 6.10 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Acquisition by a Loan Party in existence at the time of such Permitted Acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired; (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to (A) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary or (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 6.11.              Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) the Senior

Note Documents or the Senior Secured Term Facility Credit Agreement (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) the Senior Subordinated Note Documents or any other agreement relating to any Subordinated Indebtedness, (c) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents (except to the extent necessary to implement changes thereto disclosed to the Agent prior to the Second Amended Effective Date and reasonably satisfactory to the Agent), (d) the HSBC Agreements or the documents evidencing any Permitted Replacement Credit Card Program or (e) the Management Services Agreement, to the extent, in the case of each of the foregoing clauses (a) through (e), any such amendment, modification or waiver would be adverse to the Lenders in any material respect or, with respect to the Senior Secured Term Facility Credit Agreement, would violate the terms of the Intercreditor Agreement; provided that any amendment, modification or waiver of the HSBC Agreements or any document evidencing any Permitted Replacement Credit Card Program shall be permitted so long as the Agent shall have consented thereto in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed).

SECTION 6.12.              Certain Equity Securities.  No Loan Party will, nor will it permit any Subsidiary to, issue any Equity Interests that are not Qualified Equity Interests.

SECTION 6.13.              Designated Disbursement Account.  After the occurrence and during the continuance of a Specified Event of Default or Liquidity Event, the Loan Parties shall not utilize the funds on deposit in the Designated Disbursement Account for any purposes other than (a) the payment of operating expenses incurred by the Loan Parties in the ordinary course of business (including any payment in respect of any Indebtedness of the Loan Parties otherwise permitted hereunder), and (b)  up to $25,000,000 for such other purposes permitted hereunder as the Loan Parties may deem appropriate, other than for purposes of making any Restricted Payment, Restricted Debt Payment or Permitted Acquisition.

SECTION 6.14.              Minimum Excess Availability.  The Company shall not, at any time permit Excess Availability to be less than the greater of (a) 10% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base and (b) $50,000,000.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.              Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within three (3) Business Days after it shall become due and payable;

(b)           any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Article VI, (ii) in Section 5.01(h) (after a one (1) Business Day grace period), (iii) in any of Section 2.21, 5.02(a) or 5.03 (but only with respect to Holdings’ or the Company’s existence) (provided that if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lender’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default) or (iv) in any of Section 5.06(b), 5.09, 5.10 or 5.14;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower Agent from the Agent, the Required Lenders or, after Discharge of Revolving Facility Obligations, the Required Incremental Term Loan Lenders;

(e)           (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Swap Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f)            a Change in Control shall occur;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any

Loan Party or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(i)            any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j)            one or more final judgments for the payment of money in an aggregate amount in excess of (i) if Excess Availability is then greater than $100,000,000, $40,000,000, or (ii) if Excess Availability is then less than or equal to $100,000,000, $20,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within sixty (60) days after its issue or levy;

(k)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l)            the Loan Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m)          (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n)           any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the satisfaction in full of the Obligations, ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments) or purports in writing to revoke or rescind any Loan Document; or

(o)           the Obligations referred to in Section 3.19(a) shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders (or, after Discharge of the Revolving Facility Obligations, the Required Incremental Term Loan Lenders) shall, by notice to the Borrower Agent, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (iii) require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the obligation of the Borrowers to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender; and provided further that (A) upon the occurrence and during the continuance of an Event of Default set forth under Section 7.1(a) with respect to the Incremental Term Loans, the Agent may, and at the request of the Required Incremental Term Loan Lenders, shall, by written notice to the Borrower Agent, declare all or any portion of the Incremental Term Loans and all or any portion of the other Incremental Term Loan Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (B) (1) upon the acceleration of the Revolving Loans hereunder, the principal of the Incremental Term Loans then outstanding, together with accrued interest thereon and all other obligations of the Borrowers accrued in respect thereof, shall be automatically due and payable in whole immediately and (2) upon the acceleration of the Incremental Term Loans hereunder, the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all other obligations of the Borrowers accrued in respect thereof, shall be automatically due and payable in whole immediately and all Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (C) except as expressly set forth in Section 7.04, no Incremental Term Loan Lender shall have any right to affirmatively exercise any remedy with respect to the Collateral upon the occurrence and during the continuance of an Event of Default until the Discharge of Revolving Facility Obligations.  Upon the occurrence and the continuance of an Event of Default, the Agent may, and at the request of the Required Lenders (or, after Discharge of the Revolving Facility Obligations, the Required Incremental Term Loan Lenders) shall, exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02.              Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such paragraph; provided that if it is necessary to exclude more than one Subsidiary from paragraph (g) or (h) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

SECTION 7.03.              Agreements Among Claimholders.  (a)  In any Bankruptcy Proceeding, the Revolving Lenders may seek adequate protection in the form of current post-petition interest payments, incurred fees and expenses, or other cash payments.  If, in any Bankruptcy Proceeding, the Revolving Facility Claimholders and the Incremental Term Loan Claimholders as a group are granted adequate protection in the form of current post-petition interest payments, incurred fees and expenses, or other cash payments, then the Incremental Term Loan Claimholders agree that the Revolving Facility Claimholders shall be entitled to receive all such payments until they have actually received the full amount of post-petition interest, fees, and expenses owed or to be owed thereto as of the date of each such payment(s), before any distribution from, or in respect of, any such post-petition payments may be made to the Incremental Term Loan Claimholders, with the Incremental Term Loan Claimholders hereby acknowledging and agreeing to turn over to the Revolving Facility Claimholders any Collateral Proceeds (including proceeds of post-petition assets) otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Incremental Term Loan Claimholders.

(b)           In any Bankruptcy Proceeding, the Incremental Term Loan Claimholders shall be entitled to vote on any proposed plan under Chapter 11 of the Bankruptcy Code, but agree they shall only do so in the manner as expressly instructed by the Required Lenders or their agent.  The Incremental Term Loan Claimholders further agree that they will not raise any objection to, oppose, or otherwise take any action that could hinder, delay, interfere with, or impede the approval and confirmation of any plan under Chapter 11 of the Bankruptcy Code that is supported or proposed by the Required Lenders.

(c)           The Incremental Term Loan Claimholders agree that in any Bankruptcy Proceeding, their claims in respect of the Collateral or otherwise would not be “substantially similar” to those of the Revolving Facility Claimholders, as such term is utilized in Section 1122(a) of the Bankruptcy Code, and, therefore, shall be placed into a separate class of creditors from those of the Revolving Facility Claimholders for voting and all other purposes under any proposed plan under Chapter 11 of the Bankruptcy Code and will in any case not raise any objection to, oppose or otherwise take action that could interfere with such treatment of their claims in such manner.  The Incremental Term Loan Claimholders further agree that they will not vote to accept any proposed plan under Chapter 11 of the Bankruptcy Code that does not so separately classify their claims from those of the Revolving Facility Claimholders (except to the extent they are otherwise expressly instructed to do so by the Required Lenders or their agent).

(d)           If, notwithstanding the foregoing clause (c), in any Bankruptcy Proceeding, it is held that the claims of the Revolving Facility Claimholders and Incremental Term Loan Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Facility Claimholders shall be entitled to receive, in addition to Collateral Proceeds distributed to them from, or in respect of, principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs, premium and other charges, irrespective of whether all or any portion of the claim for such amounts is allowed or allowable in such Bankruptcy Proceeding pursuant to Section 506(b) of the Bankruptcy Code or otherwise, until the Discharge of Revolving Facility Obligations, before any distribution of Collateral Proceeds is made in respect of the claims held by the Incremental Term Loan Claimholders, with the Incremental Term Loan Claimholders hereby acknowledging and agreeing to promptly turn over to the Agent for distribution to the Revolving Facility Claimholders in accordance with Section 2.18 hereof any Collateral Proceeds otherwise received or receivable by them, without offset, defense, deduction or counterclaim of any kind, nature or description to the extent necessary to effectuate the intent of this sentence, until the Discharge of Revolving Facility Obligations, even if such turnover has the effect of reducing the claim or recovery of the Incremental Term Loan Claimholders.

(e)           If (i) any Revolving Facility Obligations are determined to be unsecured in part for purposes of Section 506(a) of the Bankruptcy Code, but would not have been deemed unsecured in part for such purposes, or would have been deemed to be unsecured in part by a lesser amount for such purposes, or (ii) any payments received in respect of any Revolving Facility Obligations are voided, set aside or otherwise required to be returned, but would not have been voided, set aside or otherwise required to be returned, in either case if the Incremental Term Loans had been subject to a separate junior lien on the Collateral, and any payment or distribution is made in respect of the Collateral to or for the benefit or account of the Incremental

Term Loan Claimholders, such payment or distribution shall be held in trust for the benefit of Revolving Facility Claimholders up to an amount equal to the additional amount that would have been paid, payable or distributed in respect of the Revolving Facility Obligations, or not voided, set aside or otherwise required to be returned, if such separate junior lien had existed, and shall be promptly transferred or delivered to the Agent for application to the Revolving Facility Obligations in the manner provided in Section 2.18.

(f)            Anything contained herein to the contrary notwithstanding, the Incremental Term Loan Claimholders shall not be entitled to share in or receive any Collateral Proceeds or any liens or claims on, based on or otherwise arising from or with respect to any Collateral (including claims in any Bankruptcy Proceeding), until the Discharge of Revolving Facility Obligations or to the extent that the aggregate amount of the Revolving Facility Obligations and obligations in respect of the Incremental Term Loans then outstanding exceeds the aggregate value of the Collateral (net of prior liens and encumbrances) so that no portion of the claims of the Revolving Facility Claimholders in such Bankruptcy Proceeding shall be deemed an unsecured claim as a result of such excess.

SECTION 7.04.              Exercise of Remedies.

(a)           So long as the Discharge of Revolving Facility Obligations has not occurred, whether or not any Bankruptcy Proceeding has been commenced by or against any Borrower or any other Loan Party:

(i)            the Incremental Term Loan Lenders:

(A)          will not, independently without the express consent and, if requested by the Agent or the Required Lenders, a joinder by the Required Lenders (or the Agent on their behalf), exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Collateral (including the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Incremental Term Loan Lenders and/or the Agent is a party) or institute or commence (or join with any other Person, other than the Required Lenders, in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding (including any Bankruptcy Proceeding) with respect to any Lien held by it or for its benefit under the Collateral Documents or otherwise;

(B)           will not contest, protest or object to any foreclosure proceeding or action brought by the Revolving Facility Claimholders or the Agent, on behalf of any or all of the Revolving Facility Claimholders, or any other exercise by the Revolving Facility Claimholders, or the Agent, on behalf of any or all of the Revolving Facility Claimholders, of any rights and remedies relating to the Collateral or otherwise under the Collateral Documents, applicable law or otherwise, provided that the respective interests of the Incremental Term Loan Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2.18;

(C)           will not object to the forbearance by the Revolving Facility Claimholders, or the Agent, on behalf of the Revolving Facility Claimholders, or the refusal of the Revolving Facility Claimholders, or the Agent, on behalf of the Revolving Facility Claimholders, to consent to any requested act by the Incremental Term Loan Claimholders, or from the Revolving Facility Claimholders, or the Agent, on behalf of the Revolving Facility Claimholders, bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; and

(D)          will not, independently, without the express written consent and, if required by the Agent or the Required Lenders, a joinder by the Required Lenders, file, pursuant to Section 109 or 303 of the Bankruptcy Code or otherwise, a petition in order to commence a Bankruptcy Proceeding against any Borrower and/or any other Loan Party (an “Involuntary Insolvency Proceeding”).  In the event that any Revolving Facility Claimholder or the Agent, acting on behalf of the Revolving Facility Claimholders, files a petition with the bankruptcy court pursuant to Section 109 of the Bankruptcy Code in order to commence an Involuntary Insolvency Proceeding, the Incremental Term Loan Claimholders agree that they will not oppose such petition or support any Person opposing such petition.

(ii)           Subject to Section 7.05, the Revolving Lenders and the Agent, acting on behalf of the Revolving Facility Claimholders, shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Incremental Term Loan Claimholders or the Agent, acting on behalf of the Incremental Term Loan Claimholders; except, however, that, if requested by the Agent, the Incremental Term Loan Claimholders shall join and shall otherwise support any such action taken by the Revolving Facility Claimholders; provided, that

(A)          in any Bankruptcy Proceeding commenced by or against any Borrower or any other Loan Party, the Incremental Term Loan Claimholders may file a proof of claim or statement of interest with respect to the Incremental Term Loan Obligations,

(B)           the Incremental Term Loan Claimholders may join in any action undertaken by the Revolving Facility Claimholders in order to preserve or protect the Lien of the Agent on the Collateral, and

(C)           the Incremental Term Loan Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Incremental Term Loan Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement.

In exercising rights and remedies with respect to the Collateral, the Revolving Lenders and the Agent, on behalf of the Revolving Facility Claimholders, may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  The Incremental Term Loan Claimholders agree that the Revolving Facility Claimholders are not acting as the agent of the Incremental Term Loan Claimholders and do not otherwise owe them any fiduciary duty, and may instead act for all purposes in a manner that maximizes the interests of the Revolving Facility Claimholders.  Such exercise and enforcement shall include the rights of an agent appointed by the Required Lenders to sell or otherwise dispose of Collateral upon foreclosure, or to consent to the sale or other disposition of Collateral by or on behalf of any Loan Party, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)           The Incremental Term Loan Lenders agree that they will not take or receive any Collateral Proceeds in connection with the exercise of any right or remedy (including set-off or recoupment) with respect to any Collateral, and that any Collateral or Collateral Proceeds taken or received by the Agent, for the benefit of the Incremental Term Loan Claimholders, will be paid over to, or held by, the Agent for the benefit of the Revolving Facility Claimholders, unless and until the Discharge of Revolving Facility Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Facility Obligations, except as expressly provided in Section 7.04(a)(ii), the sole right of the Incremental Term Loan Claimholders with respect to the Collateral is for the Agent to hold a Lien on the Collateral to secure the Incremental Term Loan Obligations owing to them pursuant to the Loan Documents for the period and to the extent granted therein.

(c)           Subject to the proviso in clause (ii) of Section 7.04(a) and Section 7.05(d), the Incremental Term Loan Lenders agree that (i) the Incremental Term Loan Claimholders will not take any action that would hinder, delay or impede or object to any exercise of remedies of the Revolving Facility Claimholders (or the Agent on behalf of any or all of the Revolving Facility Claimholders or in accordance with the directions of the Required Lenders) under the Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and whether by the Agent on behalf of the Revolving Facility Claimholders or by any Loan Party with the consent of the Required Lenders, and (ii) the Incremental Term Loan Lenders hereby waive any and all rights they may have as a secured creditor or otherwise to object to the manner or order in which the Revolving Loan Claimholders (or the Agent on behalf of the Revolving Loan Claimholders) seek to enforce or collect the Revolving Facility Obligations or the Liens granted in any of the Collateral.

(d)           The Incremental Term Loan Lenders hereby acknowledge and agree that no covenant, agreement or restriction contained in the Loan Documents shall be deemed to restrict in any way the rights and remedies of the Revolving Facility Claimholders with respect to the Collateral as set forth in this Agreement and the other Loan Documents.

(e)           If any Incremental Term Loan Claimholder, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Collateral,

the Agent or the Revolving Lenders may interpose in the name of the Revolving Facility Claimholders the making of this Agreement as a defense or dilatory plea.

(f)            Should any Incremental Term Loan Claimholder, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the Agent or the Revolving Lenders (in its own name or in the name of a Loan Party) may obtain relief against such Incremental Term Loan Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Incremental Term Loan Claimholders that (i) the Revolving Facility Claimholders’ damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the Incremental Term Loan Claimholders waive any defense that the Revolving Facility Claimholders cannot demonstrate damage or can be made whole by the awarding of damages and any requirement for the posting of a bond.

SECTION 7.05.              Insolvency and Liquidation Proceedings.

(a)           Use of Cash Collateral and Financing Issues.  Until the Discharge of Revolving Facility Obligations, if any Borrower or any other Loan Party shall be subject to any Bankruptcy Proceeding and the Required Lenders, or the Agent, acting on behalf of the Revolving Facility Claimholders, shall desire to permit the use of cash collateral on which the Revolving Loan Claimholders or any other creditor has a Lien or to permit any Borrower or any other Loan Party to obtain financing, from one or more of the Revolving Lenders (including under this Agreement) under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the Incremental Term Loan Claimholders and the Agent, acting on behalf of the Incremental Term Loan Claimholders, agree that they will raise no objection to such use of cash collateral or DIP Financing nor support any other Person objecting to, such use of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the Agent, acting on behalf of the Revolving Facility Claimholders, or to the extent expressly permitted by Section 7.05(d)) and, to the extent the Liens securing the Revolving Facility Obligations are subordinated to or pari passu with any such DIP Financing provided by the Revolving Lenders, the Incremental Term Loan Lenders agree that Agent may subordinate the Liens in the Collateral to the extent held for the benefit of the Incremental Term Loan Lenders to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) any adequate protection Liens provided to the Agent on behalf of the Revolving Facility Claimholders or any of them (or any other agent on their behalf) and (z) any “carveout” for professional or United States Trustee fees agreed to by the Revolving Lenders or the Agent (or any other agent), acting on behalf of the Revolving Facility Claimholders; and (B) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice.  If any Loan Party shall be subject to any Bankruptcy Proceeding, the Incremental Term Loan Lenders agree that (other than with respect to any DIP Financing provided by any or all of the Revolving Lenders in accordance with the immediately preceding clause (i) and except as otherwise may be instructed by the Required Lenders) they will not consent to provide or participate in, or otherwise support, any DIP Financing that, pursuant to Section 364(d) of the Bankruptcy Code or otherwise, would be secured by a lien on any portion of the Collateral that is senior or equal to the lien of the Agent for the benefit of the any or all of the Revolving Facility Claimholders (or any other agent acting on their behalf) on the Collateral.  The Incremental Term Loan Lenders further agree that, except as otherwise instructed by the Required Lenders, they will join in or otherwise support any objection filed by the Revolving Lenders to any proposed DIP Financing by any Person that would be secured by a lien on any portion of the Collateral that is senior or equal to the liens of the Agent held for the benefit of the Revolving Facility Claimholders on the Collateral.

(b)           Sale Issues.  The Incremental Term Loan Lenders agree that they will not raise any objection to or oppose a sale or other disposition of any Collateral (including any post-petition assets subject to liens in favor of the Lenders or the Agent on behalf of any Lenders or any other agent) free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Required Lenders under this Agreement have consented to such sale or disposition of such assets, so long as the interests of the Incremental Term Loan Claimholders in the Collateral (and any post-petition assets subject to liens in favor of the Lenders or the Agent on behalf of Lenders or any other agent) attach to the proceeds thereof, subject to the terms of this Agreement.  If requested by the Required Lenders in connection therewith, the Incremental Term Loan Claimholders shall affirmatively consent to such a sale or disposition and take such other action as may be required in connection therewith.

(c)           Relief from the Automatic Stay.  Until the Discharge of Revolving Facility Obligations, the Incremental Term Loan Claimholders agree that none of them shall (i) seek relief from the automatic stay or any other stay in any Bankruptcy Proceeding in respect of the Collateral, without the prior written consent of, and, if required by Agent or the Required Lenders, a joinder in any such action by, the Required Lenders, or (ii) oppose any request by any Revolving Facility Claimholder (or the Agent on behalf of any Revolving Facility Claimholder) to seek relief from the automatic stay or any other stay in any Bankruptcy Proceeding in respect of the Collateral.

(d)           Adequate Protection.

(i) The Incremental Term Loan Claimholders agree that none of them shall contest (or support any other person contesting) (A) any request by the Revolving Facility Claimholders or the Agent, acting on behalf of the Revolving Facility Claimholders, for adequate protection or (B) any objection by the Revolving Facility Claimholders to any motion, relief, action or proceeding based on the Revolving Facility Claimholders claiming a lack of adequate protection.  In any Bankruptcy Proceeding, the Incremental Term Loan Claimholders may not, without the express written consent of, or joinder by, the Required Lenders, independently seek adequate protection in respect of the Incremental Term Loan Obligations.  In the event the Revolving Facility Claimholders seek or request adequate protection in respect of Revolving Facility Obligations and such adequate protection is granted in the form of additional collateral, then the Incremental Term Loan Claimholders agree that their rights in respect of any Lien on such additional collateral securing the Incremental Term Loan Obligations shall be junior to the rights in respect of such Liens securing the Revolving Facility Obligations and any DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Revolving Facility Claimholders (or the Agent or any other agent for the benefit of any or all of the Revolving Facility Claimholders) as adequate protection, in each case on the same basis as set forth in Section 2.18.

(ii) Similarly, if the Revolving Facility Claimholders and the Incremental Term Loan Claimholders are granted adequate protection in the form of a superpriority claim, then the Incremental Term Loan Claimholders agree that their interest in any such superpriority claim will be junior in all respects to interests of the Revolving Facility Claimholders in such superpriority claim.

(e)           No Waiver.  Nothing contained herein shall prohibit or in any way limit the Revolving Facility Claimholders or the Agent, acting on behalf of the Revolving Facility Claimholders, from objecting in any Bankruptcy Proceeding or otherwise to any action taken by the Incremental Term Loan Claimholders in violation of this Agreement, including the seeking by the Incremental Term Loan Claimholders or the Agent, acting on behalf of the Incremental Term Loan Claimholders, of adequate protection or the asserting by the Incremental Term Loan Claimholders or the Agent, acting on behalf of the Incremental Term Loan Claimholders, of any of its rights and remedies under the Loan Documents or otherwise without the express written consent of the Required Lenders; provided, however, that this Section 7.05(e) shall not limit the rights of the Incremental Term Loan Claimholders under the proviso in Section 7.04(a)(ii) or under Section 7.05(d) or Section 7.05(h).

(f)            Avoidance Issues.  In addition to any other rights provided to the Revolving Facility Claimholders hereunder (including Section 7.03(e)), if any Revolving Facility Claimholder is required in any Bankruptcy Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Borrower or any other Loan Party any amount in respect of a Revolving Facility Obligation (a “Recovery”), then such Revolving Facility Claimholders shall be entitled to a reinstatement of Revolving Facility Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  Collateral or Collateral Proceeds received by the Incremental Term Loan Claimholders or the Agent, acting on behalf of the Incremental Term Loan Claimholders, after the Discharge of Revolving Facility Obligations and prior to the reinstatement of such Revolving Facility Obligations shall be delivered to the Revolving Lenders upon such reinstatement.

(g)           Reorganization Securities.  If, in any Bankruptcy Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Revolving Facility Obligations and on account of Incremental Term Loan Obligations, then, to the extent the debt obligations distributed on account of the Revolving Facility Obligations and on account of the Incremental Term Loan Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(h)           Post-Petition Claims.

(i) Neither the Incremental Term Loan Claimholders nor the Agent, acting on behalf of the Incremental Term Loan Claimholders, shall oppose or seek to challenge any claim by the Revolving Facility Claimholders or the Agent, acting on behalf of the Revolving Facility Claimholders, for allowance in any Bankruptcy Proceeding of Revolving Facility Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Collateral subject to the Lien of the Agent to secure the Revolving Facility Obligations, without regard to the existence of the Lien of the Agent to secure the Incremental Term Loan Obligations.

(ii) Neither the Revolving Facility Claimholders nor the Agent, acting on behalf of the Revolving Facility Claimholders shall oppose or seek to challenge any claim by the Incremental Term Loan Claimholder or the Agent, acting on behalf of the Incremental Term Loan Claimholders, for allowance in any Bankruptcy Proceeding of Incremental Term Loan Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Incremental Term Loan Claimholders’ Lien on the Collateral (after taking into account the Revolving Facility Obligations).

(i)            Waiver.  The Incremental Term Loan Claimholders waive any claim they may hereafter have against the Revolving Facility Claimholders arising out of the election of the Revolving Facility Claimholders or Agent, acting on behalf of the Revolving Facility Claimholders, of the application of Section 1111(b)(2) of the Bankruptcy Code, or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Bankruptcy Proceeding.

(j)            Expense Claims.  Neither the Incremental Term Loan Claimholders nor the Agent, acting on behalf of the Incremental Term Loan Claimholders will (i) contest the payment of fees, expenses or other amounts to any Revolving Facility Claimholder or the Agent, acting on behalf of the Revolving Facility Claimholders, under Section 506(b) of the Bankruptcy Code or otherwise to the extent provided for in this Agreement or (ii) assert or enforce, at any time prior to the Discharge of Revolving Facility Obligations, any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Revolving Facility Obligations for costs or expenses of preserving or disposing of any Collateral.

(k)           Other Matters.  To the extent that any Incremental Term Loan Claimholder or the Agent, acting on behalf of the Incremental Term Loan Claimholders, has or acquires rights under Section 361, Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral, the Incremental Term Loan Claimholders agree not to assert any of such rights without the prior written consent of the Required Lenders; provided that if requested by the Required Lenders, the Incremental Term Loan Lenders shall timely exercise such rights in the manner requested by the Required Lenders, including any rights to payments in respect of such rights.

(l)            Effectiveness in Bankruptcy Proceedings.  Sections 7.03 through 7.05, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of a Bankruptcy Proceeding.  All references in such Sections to any Loan Party shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Bankruptcy Proceeding.

ARTICLE VIII

THE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agent and each of the Co-Collateral Agents (each, an “Appointed Agent”) as its agent and authorizes each Appointed Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to each Appointed Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto, and each of the parties hereto hereby consents to such appointment of the Agent as successor to the Original Agent in the Original Agent’s capacity as “Agent” and “Revolving Facility Agent” (as defined in the Intercreditor Agreement) hereunder and under each other Loan Document.  Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) together with the Co-Collateral Agents, manage, supervise or otherwise deal with Collateral; and (e) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise.  The Appointed Agents alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate each Appointed Agent from liability to any Lender or other Person for any error in judgment.

Any bank serving as an Appointed Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Appointed Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

No Appointed Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Appointed Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Appointed Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Appointed Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Appointed Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as an Appointed Agent or any of its Affiliates in any capacity.  No Appointed Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of, or for any losses not directly and solely caused by, its own gross negligence or willful misconduct.  No Appointed Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Appointed Agent by the Borrower Agent or a Lender, and no Appointed Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a Bankruptcy Proceeding.  Unless and until the Required Lenders otherwise direct the Agent to cease making Revolving Loans and the Issuing Banks to cease issuing Letters of Credit after the occurrence and during the continuance of an Event of Default or other failure of the Borrowers to comply with Article IV hereof, the Lenders will fund their Applicable Percentage of all Revolving Loans and L/C Disbursements and participate in all Swingline Loans and Letters of Credit whenever made or issued, which are requested by the Borrower Agent and agreed to by the Agent, provided, however, the making of any such Revolving Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Lender of any Event of Default or of the provisions of Article IV on any future occasion or a waiver of any rights or the Agent and the Lenders as a result of any such Event of Default or failure to comply.

Each Appointed Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Appointed Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Appointed Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Appointed Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents, co-agents or sub-agents appointed by such Appointed Agent.  Each Appointed Agent and any such agents, co-agents or sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The Lenders shall execute and deliver such documents as any Appointed Agent deems appropriate to vest any rights or remedies in such agents, co-agents or sub-agent.  The exculpatory provisions of the preceding paragraphs shall apply to any such agents, co-agents or sub-agent and to the Related Parties of any Appointed Agent and any agents, co-agents or such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Appointed Agent.

Subject to the appointment and acceptance of a successor to any Appointed Agent as provided in this paragraph, any Appointed Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Agent.  Upon any such resignation, the Required Lenders (or the Required Incremental Term Loan Lenders after the Discharge of Revolving Facility Obligations) shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Company, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Company shall be required.  If no successor shall have been so appointed by the Required Lenders or the Required Incremental Term Loan Lenders, as applicable, and shall have accepted such appointment within 30 days after the retiring Appointed Agent gives notice of its resignation, then the retiring Appointed Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Company.  Upon the acceptance of its appointment as an Appointed Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Appointed Agent, and the retiring Appointed Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Appointed Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Appointed Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Appointed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Appointed Agent.  Any successor to Bank of America, N.A. by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Each Lender acknowledges that it has, independently and without reliance upon any Appointed Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Appointed Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Appointed Agent; (b) no Appointed Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Appointed Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by any Appointed Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender and any action such Lender may take as a result of or any conclusion it may draw from any such Report.

The co-arrangers, joint bookrunners, co-syndication agents and the co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.              Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to any Loan Party, to the Borrower Agent at:

One Marcus Square
1618 Main Street
Dallas, TX 75201
Attention:  General Counsel
Facsimile No:  (214) 743-7611

if to Bank of America, N.A., as the Agent, a Co-Collateral Agent, an Issuing Bank or the Swingline Lender, at:

100 Federal Street

Boston, MA 02110
Attention:  David Vega
Facsimile No:  617-434-4131

With a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, MA 02108

Attention: David S. Berman

Facsimile No: 617-880-3456

if to Wells Fargo Bank, National Association, as a Co-Collateral Agent or an Issuing Bank, at:

Wells Fargo Bank, N.A.
One Boston Place, 18th Floor

Boston, MA 02108

Attention: Danielle Baldinelli

Facsimile No:  617-523-4027

With a copy to:

David W. Morse

Otterbourg, Steindler, Houston & Rosen, P.C.

230 Park Avenue

New York, NY 10169

Facsimile No: 917-368-7122

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an

Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.              Waivers; Amendments.  (a)  No failure or delay by the Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or an Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or, after Discharge of Revolving Facility Obligations, the Required Incremental Term Loan Lenders) or, (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders (or, after Discharge of Revolving Facility Obligations, the Required Incremental Term Loan Lenders); provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Revolving Commitment of any Revolving Lender; provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Revolving Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Revolving Facility Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders (or, after Discharge of Revolving Facility Obligations, the Required Incremental Term Loan

Lenders) shall be necessary to amend the provisions of Section 2.13(d) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (D) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared or the relative priorities of such payments, in each case without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Borrowing Base without the written consent of each Revolving Lender, (F) change any of the provisions of this Section or the definition of “Required Lenders”, “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Revolving Lenders (or Revolving Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender, (G)(1) release any Borrower or (2) release any material Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.12 hereof), without the written consent of each Lender, (H) change the definition of “Required Incremental Term Loan Lenders” or any other provision of any Loan Document specifying the number or percentage of Incremental Term Loan Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Incremental Term Loan Lender, (I) amend the Inventory Covenant in a manner that is adverse to the Incremental Term Loan Lenders without the consent of the Required Incremental Term Loan Lenders, (J) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (K) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender directly affected thereby, or (L)(1) make any change to the definition of “Eligible Inventory”, “Eligible Account” or “Net Orderly Liquidation Value” or add any new categories of eligible assets, in each case, that would have the effect of increasing the amount of the Borrowing Base or (2) amend any of Section 7.03, 7.04 or 7.05,  in the case of each of the foregoing clauses (1) and (2), without the written consent of the Super Majority Lenders; and provided further that (x) no such agreement shall (1) increase the Commitment of any Incremental Term Loan Lender without the written consent of such Incremental Term Loan Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Incremental Term Loan Commitments or Incremental Term Loans, shall not constitute an increase of any Incremental Term Loan Commitment of any Incremental Term Loan Lender, (2) reduce or forgive the principal amount of any Incremental Term Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Incremental Term Loan Lender directly affected thereby, (3) postpone any scheduled date of payment of the principal amount of any Incremental Term Loan, or any date for the payment of any interest, fees or other Incremental Term Loan Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Incremental Term Loan Commitment, without the written consent of each Incremental Term Loan Lender directly affected thereby; provided that only the consent of the Required Incremental Term Loan Lenders shall be necessary to amend any provisions providing for the default rate of interest in respect of Incremental Term Loans, or to waive any obligations of the Borrowers to pay interest in respect of Incremental Term Loans at such default rate, (4) change Section 2.18(c) in a manner that would alter the manner in which payments are shared amongst Incremental Term Loan Lenders, without the written consent of each Incremental Term Loan Lender and (5) change the definition of “Required Incremental Term Loan Lenders” or any other provision of any Loan Document specifying the number or percentage of Incremental Term Loan Lenders (or Incremental Term Loan Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Incremental Term Loan Lender, (y) so long as the same is in compliance with the provisions of Section 2.23(c), any Incremental Term Loan Amendment may be implemented without the consent of any Lender other than the Incremental Term Loan Lenders that are parties to such Incremental Term Loan Amendment and the Agent, and (z) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any Co-Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, such Co-Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, or amend the definitions of Availability Reserves, Borrowing Base, Borrowing Base Certificate, Excess Availability, Reserves or Liquidity Event or any other terms to the extent affecting such definitions without the prior written consent of the Co-Collateral Agents.  The Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c)           The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Agent, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents or (vii) as required pursuant to the terms of the Intercreditor Agreement; provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without consent of any Lender.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d)           Notwithstanding anything to the contrary contained in Section 9.02, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower Agent without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e)           If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Revolving Lender”, “each Incremental Term Loan Lender”, “each Lender”, “each Revolving Lender directly affected thereby”, “each Incremental Term Loan Lender directly affected thereby” or “each Lender directly affected thereby”, the consent of the Required Lenders or Required Incremental Term Loan Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f)            Prior to the Discharge of Revolving Facility Obligations, any amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement solely affecting the Incremental Term Loan Lenders or expressly modifying any provision of any Loan Document in a manner that expressly treats the Incremental Term Loan Lenders differently than the Revolving Lenders, shall be in writing and signed by the Agent and the Required Incremental Term Loan Lenders.  Prior to the Discharge of Revolving Facility Obligations, it is understood that no Incremental Term Loan Lender shall have any voting or consent rights under, or with respect to, any Loan Document other than pursuant to the limited exceptions expressly provided herein.

SECTION 9.03.              Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent, each of the Co-Collateral Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of Riemer & Braunstein LLP, counsel for the Agent, and of Otterbourg, Steindler, Houston and Rosen, P.C., counsel to Wells Fargo Bank, National Association, as a Co-Collateral Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent and the Co-Collateral Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of outside legal counsel to the Agent and the Co-Collateral Agents, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Co-Collateral Agents, Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent, for any Co-Collateral Agent and for one law firm retained by the Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for one additional counsel), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement and the Loan Documents, all reasonable documented out-of-pocket expenses incurred by the Agent and the Co-Collateral Agents in the administration of the Loan Documents.  Expenses reimbursable by the Company under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i)          appraisals;

(ii)         field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agent or any Co-Collateral Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agent or any Co-Collateral Agent with respect to each field examination;

(iii)        lien and title searches, title insurance and endorsements to Title Insurance Policies;

(iv)       taxes, fees and other charges for recording any Mortgage Amendments or Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; and

(v)        forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Second Amended Effective Date, all amounts due under this paragraph (a) shall be payable by the Company within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b)           Each Borrower shall indemnify the Agent, the Co-Collateral Agents, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to any Borrower or any of its Subsidiaries or to any property owned or operated at any time by any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent, a Co-Collateral Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Co-Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent, any Co-Collateral Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be paid, unless otherwise specified, promptly after written demand therefor.

SECTION 9.04.              Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Company, provided that no consent of the Company shall be required for (1) an assignment by a Revolving Lender to another Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (2) an assignment of Incremental Term Loans to another Lender or an Affiliate or Approved Fund of a Lender or (3) if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing, any other Eligible Assignee and provided further that no consent of the Company shall be required for an assignment during the primary syndication of this Agreement to Persons identified by the Agent to the Company on or prior to the Effective Date and reasonably acceptable to the Company;

(B)           the Agent; and

(C)           except in the case of any assignment of Incremental Term Loans, each Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Company and the Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by any Loan Party or the Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required, or that a reduction in the rate of withholding applies.

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower Agent, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, any Co-Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent and the Co-Collateral Agents to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent or the Co-Collateral Agents, as the case may be, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)           (i)  Any Lender may, without the consent of any Borrower, the Borrower Agent, the Agent, the Co-Collateral Agents, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the Co-Collateral Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers, the Borrower Agent and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f)            In the event that any Lender shall become an Impacted Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Banks or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender), then an Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and Regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment at par the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05.              Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, a Co-Collateral Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.              Severability.  To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.              Right of Setoff.  (a) If an Event of Default shall have occurred and be continuing, each Revolving Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Revolving Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Revolving Lender, irrespective of whether or not such Revolving Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Revolving Lender shall notify the Borrower Agent and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Revolving Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Revolving Lender may have.

(b)           After the Discharge of Revolving Facility Obligations, if an Event of Default shall have occurred and be continuing, each Incremental Term Loan Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Incremental Term Loan Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Incremental Term Loan Lender, irrespective of whether or not such Incremental Term Loan Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Incremental Term Loan Lender shall notify the Borrower Agent and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Incremental Term Loan Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Incremental Term Loan Lender may have.

NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09.              Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(b)           EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE BOROUGH OF MANHATTAN, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH LOAN PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.  Nothing herein shall limit the right of the Agent or any Lender or Co-Collateral Agent to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by applicable law.  Nothing in this Agreement shall be deemed to preclude enforcement by the Agent of any judgment or order obtained in any forum or jurisdiction.

SECTION 9.10.              WAIVER OF JURY TRIAL.  To the fullest extent permitted by Applicable Law, each Loan Party waives the right to trial by jury (which the Agent and each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral.  Each Loan Party acknowledges that the foregoing waivers are a material inducement to the Agent entering into this Agreement and that the Agent, Co-Collateral Agents and the Lenders are relying upon the foregoing in their dealings with the Loan Parties.  Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.

SECTION 9.11.              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.              Confidentiality.  Each of the Agent, each Co-Collateral Agent, each Issuing Bank and the each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, members, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory, governmental or administrative authority, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations,

(g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, an Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsors or the Transactions other than any such information that is available to the Agent, any Co-Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.              Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that (a) it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14.              USA PATRIOT Act; Foreign Asset Control Regulations.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act.  The Borrowers will not knowingly use the proceeds of any Loan or Letter of Credit in violation of the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the USA Patriot Act).  Furthermore, none of the Borrowers is or will knowingly become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or will knowingly make available the proceeds of any Loan or Letter of Credit for purposes of financing the activities of any “blocked person”.

SECTION 9.15.              Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Agent and the Co-Collateral Agents and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.  In addition, each Loan Party and each Lender hereby acknowledges that (i) the Agent or its Affiliate made a loan to the

Company under the Senior Secured Term Loan Facility and (ii) an Affiliate of the Agent was an initial purchaser of the Existing Notes.

SECTION 9.16.              Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent, the Co-Collateral Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender or Co-Collateral Agent (other than the Agent) obtain possession of any such Collateral, such Lender or Co-Collateral Agent shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17.              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.              Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility.  Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(a)           The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement), the provision herein shall govern and control.

(b)           Time is of the essence of the Loan Documents.  The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)           Each Loan Party hereby authorizes the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

(d)           In connection with all aspects of each transaction contemplated by any Loan Document, the Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Co-Collateral Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Borrowers and such Person; (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Co-Collateral Agents, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, the Co-Collateral Agents, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and have no obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by applicable law, each Borrower hereby waives and releases any claims that it may have against the Agent, the Co-Collateral Agents, the Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

SECTION 9.19.              Confirmation, Ratification and Affirmation by Loan Parties.  Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(e)           The obligations of each Guarantor contained in the Loan Guaranty shall remain in full force and effect and are hereby confirmed, renewed, affirmed and continued by this Agreement.

(f)            All rights, benefits, interests, duties, liabilities and obligations of the parties to the Security Documents and the agreements, documents and instruments executed and delivered in connection therewith are hereby confirmed, renewed, affirmed and continued hereby.  Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by any Guarantor, as a Grantor, pursuant to the Security Documents are hereby confirmed, renewed, affirmed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for all Secured Obligations with no change in the priority applicable thereto, in each case, subject only to Liens permitted under the Loan Documents, to the extent provided therein.

(g)           This affirmation under this Section 9.18 does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement,

the Loan Guaranty or the Security Documents, nor does it constitute a novation with respect thereto; rather, such indebtedness and liabilities have been redenominated, as set forth herein.

(h)           Each reference in the Loan Guaranty and each Security Document to the “Credit Agreement” or “Revolving Facility Credit Agreement” shall mean and be a reference to this Agreement, and each reference to any other term defined in the Existing Credit Agreement shall be a reference to such term as amended by the execution and delivery of this Agreement.

(i)            Each Guarantor acknowledges and stipulates that the Loan Guaranty, the Security Documents and each other Loan Document (including, without limitation, in each reference herein to the Loan Documents), each Banking Services Agreement and each Swap Agreement in respect of Secured Swap Obligations executed by such Guarantor are legal, valid and binding obligations of such Guarantor that are enforceable against such Guarantor in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws affecting creditors’ rights generally and by general principles of equity, as set forth in such Loan Documents, and the security interests and liens granted under Security Documents and each other Loan Document by such Guarantor in favor of the Agent, for the benefit of the Secured Parties, are and continue to be, duly perfected, security interests and liens having the priority set forth in the Intercreditor Agreement, in each case, to the full extent provided by the terms of the Security Documents and each other Loan Document and subject only to Liens permitted under the Loan Documents, to the extent provided therein.

SECTION 9.20.              INTERCREDITOR AGREEMENT.  (a) REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT.  EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS REVOLVING FACILITY AGENT AND ON BEHALF OF SUCH LENDER.  THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SENIOR SECURED TERM FACILITY CREDIT AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

(b)           EACH LENDER FURTHER AGREES THAT THE AGENT MAY TAKE ALL ACTIONS UNDER THE INTERCREDITOR AGREEMENT DEEMED APPROPRIATE BY THE AGENT TO EFFECT THE RESTATEMENT, INCLUDING, WITHOUT LIMITATION, EXECUTION AND DELIVERY OF ANY JOINDER AGREEMENT AS THE AGENT AND THE TERM LOAN AGENT (AS DEFINED IN THE INTERCREDITOR AGREEMENT) MAY AGREE.

(c)           EACH LENDER FURTHER AGREES THAT THE AGENT MAY, WITHOUT THE CONSENT OF ANY LENDER, ENTER INTO AMENDMENTS TO THE INTERCREDITOR AGREEMENT AND/OR ADDITIONAL INTERCREDITOR AGREEMENTS IN ORDER TO PROVIDE FOR THE JOINDER OF HOLDERS OF TERM LOAN PARI PASSU LIEN OBLIGATIONS IN ACCORDANCE WITH THE TERMS THEREOF, AND THE INTERCREDITOR AGREEMENT, AS SO AMENDED, SHALL CONTINUE TO BE BINDING UPON THE LENDERS.

ARTICLE X

LOAN GUARANTY

SECTION 10.01.            Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02.            Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require any Secured Party to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.            No Discharge or Diminishment of Loan Guaranty.  (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Secured Party, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or Regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by:  (i) the failure of any Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of each Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

SECTION 10.04.            Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the Payment in Full of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.            Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Secured Parties.

SECTION 10.06.            Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07.            Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Secured Parties shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.            Taxes.  All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.09.            Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section 10.09 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Secured Parties, to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Secured Parties hereunder, provided, that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.  Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article X to the contrary) shall limit the liability of the Company in respect of all of the Obligations under the Loan Documents.

SECTION 10.10.            Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the Payment in Full of the Guaranteed Obligations.  This provision is for the benefit of all of the Secured Parties, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11.            Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the Co-Collateral Agents, the Issuing Banks, the Lenders and the other Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.12.            Release of Loan Guarantors and Borrowers.  Notwithstanding anything in Section 9.02(b) to the contrary (i) a Loan Guarantor or a Borrower that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Loan Guarantor or Borrower ceases to be a Subsidiary of the Company and (ii) so long as no Event of Default has occurred and is continuing, (A) if a Loan Guarantor or Borrower is or becomes an Immaterial Subsidiary, and such release would not result in any Immaterial Subsidiary being required pursuant to Section 5.11(e) to become a Loan Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Loan Guarantors or Borrowers hereunder and the provisions of Section 5.11(e) are satisfied upon giving effect to all such additions and releases) or (B) a Loan Guarantor or Borrower that is a Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 5.13, then, in the case of each of clauses (A) and (B), such Loan Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon notification thereof from the Borrower Agent to the Agent.  In connection with any such release, the Agent shall execute and deliver to any Loan Guarantor or Borrower that is a Subsidiary, at such Loan Guarantor’s or Borrower’s expense, all documents that such Loan Guarantor or Borrower shall reasonably request to evidence termination or release.  Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.12 shall be without recourse to or warranty by the Agent.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE NEIMAN MARCUS GROUP, INC.,
as Borrower

By	/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Senior Vice President and General Counsel

By	/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Senior Vice President and General Counsel

NEIMAN MARCUS, INC.,

By	/s/ Nelson A. Bangs
	Name:	Nelson A. Bangs
	Title:	Vice President

NEMA BEVERAGE CORPORATION
NM FINANCIAL SERVICES, INC.
NM NEVADA TRUST
BERGDORFGOODMAN.COM, LLC
BERGDORF GOODMAN, INC.
BERGDORF GRAPHICS, INC.
NEIMAN MARCUS HOLDINGS, INC.
NEMA BEVERAGE HOLDING CORPORATION
NEMA BEVERAGE PARENT CORPORATION
WORTH AVENUE LEASING COMPANY
NMGP, LLC, as Borrowers

By	/s/ Nelson A. Bangs
Name:		Nelson A. Bangs
Title:		Vice President

BANK OF AMERICA, N.A.,
individually and as Agent, Co-Collateral Agent, Issuing Bank and Swingline Lender,

By	/s/ David Vega
	Name:	David Vega
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agent, Issuing Bank and Lender

By	/s/ Danielle Baldinelli
	Name:	Danielle Baldinelli
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent and Lender

By	/s/ Andrew Rey
	Name:	Andrew Rey
	Title:	Vice President

REGIONS BANK
as Co-Documentation Agent and Lender

By	/s/ Louis Alexander
Name:		Louis Alexander
Title:		Attorney in Fact

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and Lender

By	/s/ Christopher Fudge
	Name:	Christopher Fudge
	Title:	Vice President

CREDIT SUISSE AG, Cayman Islands Branch,
as Lender

By	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

By	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

BARCLAYAS BANK, PLC.
as a Lender

By	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Assistant Vice President

PNC BANK NATIONAL ASSOCIATION,
as a Lender

By	/s/ Edward Shuster
	Name:	Edward Shuster
	Title:	Vice President

SUN TRUST BANK
as a Lender

By	/s/ Jamie Hurley
	Name:	Jamie Hurley
	Title:	Director

FLAGSTAR BANK, FSB,
as a Lender

By	/s/ Willard D. Dickerson, Jr.
	Name:	Willard . Dickerson, Jr.
	Title:	Senior Vice President

HSBC BANK USA, NATIOANL ASSOCIATION,
as a Lender

By	/s/ John N. McDevitt
	Name:	John N. McDevitt
	Title:	Vice President